Exhibit 4.1

CVR REFINING, LLC

COFFEYVILLE FINANCE INC.

AND EACH OF THE GUARANTORS PARTY HERETO

6.500% SECOND LIEN SENIOR SECURED NOTES DUE 2022

INDENTURE

Dated as of October 23, 2012

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Collateral Trustee

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	13.03
(c)	13.03
313(a)	7.06
(b)(1)	11.03
(b)(2)	7.06; 7.07
(c)	7.06; 11.03;13.02
(d)	7.06
314(a)	4.03;13.02; 13.05
(b)	11.02
(c)(1)	13.04
(c)(2)	13.04
(c)(3)	N.A.
(d)	11.03; 11.04; 11.05
(e)	13.05
(f)	N.A.
315(a)	7.01
(b)	7.05; 13.02
(c)	7.01
(d)	7.01
(e)	6.11
316(a) (last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	2.12
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	13.01
(b)	N.A.
(c)	13.01

N.A. means not applicable.

*	This Cross Reference Table is not part of the Indenture.

		Page
Section 13.09	No Adverse Interpretation of Other Agreements	126
Section 13.10	Successors	126
Section 13.11	Severability	126
Section 13.12	Counterpart Originals	126
Section 13.13	Table of Contents, Headings, etc.	126
Section 13.14	Force Majeure	126
Section 13.15	USA PATRIOT Act	126

EXHIBITS

Exhibit A1	FORM OF NOTE
Exhibit A2	FORM OF REGULATION S TEMPORARY GLOBAL NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF CERTIFICATE FROM ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
Exhibit E	FORM OF NOTATION OF GUARANTEE
Exhibit F	FORM OF SUPPLEMENTAL INDENTURE

INDENTURE dated as of October 23, 2012 among CVR REFINING, LLC, a Delaware limited liability company (the “Company”), COFFEYVILLE FINANCE INC., a Delaware corporation (“Finance Corp.” and, together with the Company, the “Issuers”), the Guarantors (as defined), Wells Fargo Bank, National Association, as trustee, and Wells Fargo Bank, National Association, as collateral trustee.

The Issuers, the Guarantors, the Trustee and the Collateral Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined) of the 6.500% Second Lien Senior Secured Notes due 2022 (the “Notes”):

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01 Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“ABL Collateral Trustee” means Deutsche Bank Trust Company Americas, as collateral agent for the holders of ABL Obligations, and its successor or successors in such capacity.

“ABL Debt” means Indebtedness in respect of the Existing ABL Facility and the related hedging agreements and cash management agreements.

“ABL Documents” means the Existing ABL Facility and the documentation governing the related hedging agreements and cash management agreements, including any security documents securing any ABL Obligations, as such agreements or instruments may be amended, supplemented, modified, restated, replaced, renewed, refunded, restructured, increased or refinanced from time to time.

“ABL Intercreditor Agreement” means the ABL Intercreditor Agreement dated as of February 22, 2011 among Coffeyville Resources, Finance Corp., the Guarantors, the ABL Collateral Trustee, the First Lien Collateral Trustee, the Collateral Trustee and the other Persons from time to time party thereto, as it may be amended or supplemented from time to time.

“ABL Obligations” means all indebtedness, liabilities and obligations (of every kind or nature) incurred or arising under or relating to the ABL Documents and all other obligations in respect thereof (including, without limitation, principal, premium, interest, reimbursements under letters of credit, fees, indemnifications, expenses and other obligations and guarantees of the foregoing (including post-petition interest at the rate provided in the relevant ABL Document, whether or not a claim for post-petition interest is allowed in an applicable Insolvency or Liquidation Proceeding)).

“ABL Priority Collateral” means all accounts (and all rights to receive payments, indebtedness and other obligations (whether constituting an account, chattel paper, instrument, document or general intangible) which arise as a result of the sale or lease of inventory, goods or merchandise or provision of services, including the right to payment of any interest or finance charges), inventory, payment intangibles (including corporate and other tax refunds), documents of title, customs receipts, insurance, shipping and other documents and other written materials related to any inventory (including to the purchase or import of any inventory), all letter of credit rights, chattel paper, instruments, investment property (other than Capital Stock), documents and general intangibles (other than any intellectual property and Capital Stock) pertaining to any ABL Priority Collateral, deposit accounts, collection accounts, disbursement accounts, lock-boxes, commodity accounts and securities accounts, including all cash, marketable securities, securities entitlements, financial assets and other funds and assets held in, on deposit in, or credited to any of the foregoing, all books and records and “supporting obligations” (as defined in Article 9 of the Uniform Commercial Code) related to any ABL Priority Collateral and related letters of credit, guaranties, collateral liens, commercial tort claims or other claims and causes of action and, to the extent not otherwise included, all substitutions, replacements, accessions, products and proceeds (including, without limitation, insurance proceeds, investment property, licenses, royalties, income, payments, claims, damages and proceeds of suit) of any or all of the foregoing, in each case held by the Issuers or any of the Guarantors, other than any assets that constitute Excluded Assets under clause (1) of the definition thereof.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or into or becoming a Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Act of Required Debtholders” means, as to any matter at any time, prior to the Discharge of Second Lien Obligations, a direction in writing delivered to the Collateral Trustee by or with the written consent of the holders of at least 50.1% of the sum of (a) the aggregate outstanding principal amount of Second Lien Debt (including outstanding letters of credit whether or not then drawn) and (b) other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Second Lien Debt. For purposes of this definition, (a) Second Lien Debt registered in the name of, or beneficially owned by, Coffeyville Resources or any Affiliate of Coffeyville Resources will be deemed not to be outstanding and (b) votes will be determined in accordance with Section 7.2 of the Collateral Trust Agreement.

“Additional Interest” has the meaning set forth in the Registration Rights Agreement. All references to “interest” in this Indenture include any Additional Interest that may be payable on the Notes pursuant to the Registration Rights Agreement.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02 and 4.10 hereof, as part of the same series as the Initial Notes. The Initial Notes and any Additional Notes subsequently issued under this Indenture, together with any Exchange Notes, will be treated as a single class for all purposes under this Indenture, including, without limitation, for waivers, amendments, redemptions and offers to purchase, and shall vote and consent together as one class on all matters with respect to the Notes. Additional Notes may or may not be fungible with the Initial Notes or any other Additional Notes for U.S. federal income tax purposes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar, co-registrar, Paying Agent, additional paying agent or Collateral Trustee.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1) the sale, lease (other than operating leases in the ordinary course of business), conveyance or other disposition of any properties or assets; provided, however, that the disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by Section 4.16 and/or Section 5.01 hereof and not by the provisions of Section 4.11 hereof; and

(2) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries (in each case other than directors’ qualifying shares).

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves properties or assets having a fair market value of less than $15.0 million;

(2) a transfer of properties or assets between or among any of the Company and its Restricted Subsidiaries and any Guarantor;

(3) an issuance or sale of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4) the sale, lease, assignment, license, sublease or other disposition of equipment, inventory, products, accounts receivable or other properties or assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents, Hedging Contracts or other financial instruments in the ordinary course of business;

(6) a Restricted Payment that is permitted by Section 4.08 hereof or a Permitted Investment;

(7) the creation or perfection of a Lien that is not prohibited by Section 4.13 hereof;

(8) dispositions in connection with Permitted Liens;

(9) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(10) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property;

(11) any sale, exchange or other disposition of any property or equipment that has become damaged, worn out, obsolete or otherwise unsuitable or unnecessary for use in connection with the business of the Company or its Restricted Subsidiaries and any sale or disposition of property in connection with scheduled turnarounds, maintenance and equipment and facility updates;

(12) any issuance, sale, or transfer of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(13) foreclosures, condemnations or any similar action on assets;

(14) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(15) (a) any sale of Hydrocarbons or other products (including crude oil and refined products) by the Company or its Restricted Subsidiaries, in each case in the ordinary course of business, and (b) any trade or exchange by the Company or any Restricted Subsidiary of any Hydrocarbons or other products (including crude oil and refined products) for similar products owned or held by another Person; provided that the fair market value of the properties traded or exchanged by the Issuers or any Restricted Subsidiary is reasonably equivalent to the fair market value of the properties to be received by the Company or any of its Restricted Subsidiaries (as determined in good faith by the Board of Directors or an Officer of the Company or, in the case of a trade or exchange by a Restricted Subsidiary, that Restricted Subsidiary);

(16) sales of accounts receivable, or participations therein, and any related assets, in connection with any Permitted Receivables Financing;

(17) sales of platinum metal owned by the Company and its Restricted Subsidiaries in the ordinary course of business; and

(18) the Qualified MLP IPO and transactions related thereto, and the MLP Formation Transactions and transactions related thereto.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Available Cash” means with respect to any period subsequent to the date of the Qualified MLP IPO:

(1) the sum of (i) all cash and Cash Equivalents of the Company and its Subsidiaries on hand at the end of such period, and (ii) if the General Partner so determines, all or any portion of any additional cash and Cash Equivalents of the Company and its Subsidiaries on hand on the date the Company makes Restricted Payments with respect to such period (including any borrowings made subsequent to the end of such period), less

(2) the amount of any cash reserves established by the General Partner to (i) provide for the proper conduct of the business of the Company and of its Subsidiaries (including reserves for future capital expenditures and for anticipated future credit needs) subsequent to such period, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company or any of its Subsidiaries is a party or by which it is bound or its assets are subject or (iii) provide funds for Restricted Payments in respect of future periods.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the board of directors or board of managers of the general partner of the partnership or, if such general partner is itself a limited partnership, then the board of directors or board of managers of its general partner;

(3) with respect to a limited liability company, the sole member (if member managed), the board of managers or directors, the managing member or the members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

“Broker-Dealer” has the meaning set forth in the Registration Rights Agreement.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or another place of payment are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than two years from the date of acquisition;

(3) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within two years from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of at least investment grade from either S&P or Moody’s;

(4) certificates of deposit, demand deposits, money market deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with (a) after the Qualified MLP IPO, any lender party to the Credit Agreement, (b) prior to the Qualified MLP IPO, any lender party to the Existing ABL Facility or (c) any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(5) repurchase obligations for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another rating agency) and in each case maturing within two years after the date of acquisition;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively, or liquidity funds or other similar money market mutual funds, with a rating of at least Aaa by Moody’s or AAA by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency);

(8) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition; and

(9) (a) euros or any national currency of any participating member state of the European Monetary Union, (b) any local currency held by the Company or any of its Restricted Subsidiaries from time to time in the ordinary course of business, (c) securities issued or directly and fully guaranteed by the sovereign nation or any agency thereof in which any Restricted Subsidiary is organized or conducting business having maturities of not more than one year from the date of acquisition, and (d) investments of the type and maturity described in clauses (2) through (8) above of foreign obligors, which investments or obligors satisfy the requirements and have ratings described in such clauses.

“Change of Control” means the occurrence of any of the following:

(1) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock of the Restricted Subsidiaries) of the Company and its Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than one or more Qualifying Owners;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), in one or a series of related transactions, the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), excluding the Qualifying Owners, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares, units or the like.

Notwithstanding the preceding, a conversion of the Company or any of its Restricted Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited liability company, corporation, limited partnership or other form of entity, an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity or a transaction in which the Company becomes a Subsidiary of another Person shall not constitute a Change of Control, so long as following such conversion or exchange either (a) the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of the Company immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, or (b) no “person,” other than a Qualifying Owner, Beneficially Owns more than 50% of the Voting Stock of such entity or its general partner, as applicable. In addition, a Change of Control shall not occur (i) as a result of the Qualified MLP IPO and transactions related thereto, or the MLP Formation Transactions and transactions related thereto, including without limitation the contribution of the Company and Finance Corp. to the MLP and the change in the sole member of the Company, (ii) any transaction in which the Company remains a wholly owned Subsidiary of Coffeyville Resources but one or more intermediate holding companies between the Company and Coffeyville Resources are added, liquidated, merged or consolidated out of existence or (iii) any transaction in which the Company remains a wholly owned Subsidiary of the MLP but one or more intermediate holding companies between the Company and the MLP are added, liquidated, merged or consolidated out of existence.

“Clearstream” means Clearstream Banking, S.A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Coffeyville Resources” means Coffeyville Resources, LLC, a Delaware limited liability company, and any and all successors thereto.

“Collateral” means all assets and properties of the Issuers and the Guarantors subject to Liens created by the security documents related to the Notes, but excluding Excluded Assets and the Real Estate Collateral (until such Real Estate Collateral becomes subject to Liens created by the security documents related to the Notes).

“Collateral Trust Agreement” means the Collateral Trust Agreement, dated as of April 6, 2010, among Coffeyville Resources, Finance Corp., the Guarantors, the Trustee, the Collateral Trustee and the other parties thereto from time to time, as such agreement may be amended, restated, supplemented, modified and/or replaced from time to time.

“Collateral Trustee” means Wells Fargo Bank, National Association, in its capacity as Collateral Trustee under the Collateral Trust Agreement, together with its successor or successors in such capacity. Neither the Company nor any of its Affiliates may act as Collateral Trustee.

“Commission” or “SEC” means the Securities and Exchange Commission.

“Company” means CVR Refining, LLC, and any and all successors thereto.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits or capital gains of such Person and its Restricted Subsidiaries for such period, including without limitation state, franchise and similar taxes and any foreign withholding taxes of such Person and its Restricted Subsidiaries paid or accrued during such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Contracts, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation and amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment charges or expenses (including impairment of intangibles or goodwill), non-cash equity based compensation expense and other non-cash expenses or charges (including asset write-offs or writedowns) (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization, impairment and other non-cash items were deducted in computing such Consolidated Net Income; plus

(5) unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; plus

(6) all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense; plus

(7) the amount of any minority interest expense consisting of income of a Restricted Subsidiary attributable to minority equity interests of third parties in any non-wholly owned Restricted Subsidiary deducted in such period in calculating Consolidated Net Income; plus

(8) the impact of valuing inventory on a FIFO basis in accordance with GAAP; plus

(9) the amount of any integration costs, business optimization expenses and costs, one-time costs related to acquisitions, costs related to the closure or consolidation of facilities, employee termination costs and turnaround expense; minus

(10) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included, but only to the extent of the amount of dividends or distributions paid in cash or Cash Equivalents (or converted into cash) to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary (other than a Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members, unless such restrictions with respect to the declaration and payment of dividends or distributions have been properly waived; provided, that Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments paid in cash (or to the extent converted into cash) or Cash Equivalents to the Company or a Restricted Subsidiary thereof in respect of such period to the extent not already included therein;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) any amortization of fees or expenses that have been capitalized shall be excluded;

(5) non-cash charges relating to employee benefit or management compensation plans of the Company or any Restricted Subsidiary thereof or any non-cash compensation charge arising from any equity-based awards for the benefit of officers, directors and employees of the Company, its Restricted Subsidiaries, or any direct or indirect parent of the Company shall be excluded (other than in each case any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period);

(6) any non-recurring charges or expenses incurred in connection with the offer and sale of the Notes, the use of proceeds thereof, the Qualified MLP IPO and the MLP Formation Transactions and transactions related thereto shall be excluded;

(7) (a) any non-cash restructuring charges shall be excluded and (b) up to an aggregate of $15.0 million of other restructuring charges in any fiscal year ($30.0 million over the life of the Notes) shall be excluded;

(8) any non-cash impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, shall be excluded;

(9) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any sale of assets outside the ordinary course of business of such Person or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness or the early termination of Hedging Obligations or other derivative instruments of such Person or any of its Restricted Subsidiaries, shall, in each case, be excluded;

(10) any after-tax effect of income (loss) from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall, in each case, be excluded;

(11) any extraordinary, non-recurring or unusual gain or loss or expense, together with any related provision for taxes, shall be excluded;

(12) the effects of adjustments in the property, plant and equipment, inventories, goodwill, intangible assets and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(13) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, disposition, recapitalization, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, turnaround, financing transaction or amendment or modification of any debt instrument (including, in each case, any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, shall be excluded; and

(14) unrealized gains and losses related to Hedging Obligations shall be excluded.

“Consolidated Net Tangible Assets” means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting the following amounts: (a) all current liabilities reflected in such balance sheet, and (b) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet (in each case, giving pro forma effect to any acquisitions or dispositions of assets or properties outside the ordinary course of business that have been made by the Person or any of its Restricted Subsidiaries subsequent to the date of such balance sheet; provided that any such adjustments shall be calculated in the manner provided in the definition of Fixed Charge Coverage Ratio).

“Contribution Indebtedness” means Indebtedness of either of the Issuers or any Guarantor in an aggregate principal amount equal to (i) during the period beginning on the date of this Indenture and ending immediately prior to the Qualified MLP IPO, 100% and (ii) during the period beginning upon the Qualified MLP IPO and thereafter, 50% of the aggregate amount of cash contributions (other than Excluded Contributions) made to the equity capital of either Issuer or such Guarantor after the date of this Indenture; provided that:

(1) such cash contributions have not been used to make a Restricted Payment, and

(2) such Contribution Indebtedness (a) is incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the incurrence date thereof.

“Corporate Trust Office of the Trustee” means the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Company.

“Credit Agreement” means that certain credit agreement to be entered into by the Company and one or more of its Subsidiaries or any direct or indirect parent of the Company prior to or in connection with the Qualified MLP IPO, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case, as amended, restated, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time, including any replacement, refunding or refinancing facility or agreement that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds entities as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders, or otherwise.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), credit agreements, commercial paper facilities, note purchase agreements, indentures, or other agreements, in each case with banks, lenders, purchasers, investors, trustees, agents or other representatives of any of the foregoing, providing for revolving credit loans, term loans, capital market financings, receivables financing (including through the sale of receivables or interests in receivables to such lenders or other persons or to special purpose entities formed to borrow from such lenders or other persons against such receivables or sell such receivables or interests in receivables and including Permitted Receivables Financings), letters of credit, notes or other borrowings or other extensions of credit, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, restated, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time, including any replacement, refunding or refinancing facility or agreement that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds entities as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders, or otherwise.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“CVR Energy” means CVR Energy, Inc., a Delaware corporation, and its successors.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A1 hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary of the Company in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Discharge of Second Lien Obligations” means the occurrence of all of the following: (1) termination or expiration of all commitments to extend credit that would constitute Second Lien Debt; (2) payment in full in cash of the principal of, and interest and premium, if any, on, all Second Lien Debt (other than any undrawn letters of credit), other than from the proceeds of an incurrence of Second Lien Debt; (3) discharge or cash collateralization (at the lower of (a) 105% of the aggregate undrawn amount and (b) the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable Second Lien Document) of all outstanding letters of credit constituting Second Lien Debt; and (4) payment in full in cash of all other Second Lien Obligations that are outstanding and unpaid at the time the Second Lien Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company or a direct or indirect parent of the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company or such parent company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.08 hereof.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that is formed under the laws of the United States or any state of the United States or the District of Columbia, excluding any such

Restricted Subsidiary (i) substantially all of the direct or indirect assets of which are Capital Stock of one or more “controlled foreign corporations” within the meaning of Section 957 of the Code or (ii) that is a Subsidiary of a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means (1) any public or private sale of Capital Stock (other than Disqualified Stock) of the Company, the MLP or any other direct or indirect parent of the Company (other than Capital Stock sold to the Company or a Subsidiary of the Company); provided that if such public offering or private placement is of Capital Stock of the MLP or any direct or indirect parent of the Company, the term “Equity Offering” shall refer to the portion of the net cash proceeds therefrom that has been contributed to the equity capital of the Company or (2) the contribution of cash to the Company as an equity capital contribution.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the Notes issued in an Exchange Offer pursuant to Section 2.06(f) hereof.

“Exchange Offer” has the meaning set forth for such term in the applicable registration rights agreement.

“Exchange Offer Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Excluded Assets” means:

(1) any intellectual property, lease, license, contract, property rights or agreement to which the Issuers or any Guarantor is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of the Issuers or any Guarantor therein or (ii) a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity), provided, however, that the Collateral shall include, and a security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and, to the extent severable, shall attach immediately to, any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in (i) or (ii) above;

(2) any of the outstanding capital stock of a controlled foreign corporation in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporation entitled to vote; provided that immediately upon the amendment of the Code to allow the pledge of a greater percentage of the voting power of capital stock in a controlled foreign corporation without adverse tax consequences, the Collateral shall include, and the security interest granted by the Issuers and each Guarantor shall attach to, such greater percentage of capital stock of each controlled foreign corporation; and

(3) with respect to perfection only, any item of personal property as to which the First Lien Collateral Trustee, for so long as any First Lien Obligations remain outstanding, or the Collateral Trustee, at any time thereafter, shall determine in its reasonable discretion after consultation with the Issuers that the costs of perfecting a security interest in such item are excessive in relation to the value of such security being perfected thereby

“Excluded Contribution” means net cash proceeds received by the Company and its Restricted Subsidiaries prior to the Qualified MLP IPO as equity capital contributions after the date of this Indenture or from the issuance or sale (other than to a Restricted Subsidiary) of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent of the Company, in each case to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate and not previously included in the calculation set forth in clause (I)(b) of Section 4.08(a) hereof for purposes of determining whether a Restricted Payment may be made.

“Excluded Subsidiary” means:

(1) any Foreign Subsidiary that is treated as a “controlled foreign corporation” within the meaning of Section 957 of the Code, and any Subsidiary of such Foreign Subsidiary;

(2) any Insurance Subsidiary;

(3) any Restricted Subsidiary of the Company; provided that (a) the total assets of all Restricted Subsidiaries that are Excluded Subsidiaries solely as a result of this clause (3), as reflected on their respective most recent balance sheets prepared in accordance with GAAP, do not in the aggregate at any time exceed $1.0 million and (b) the total revenues of all Restricted Subsidiaries that are Excluded Subsidiaries solely as a result of this clause (3) for the twelve-month period ending on the last day of the most recent fiscal quarter for which financial statements for the Company are available, as reflected on such income statements, do not in the aggregate exceed $5.0 million; and

(4) any Subsidiary that is disregarded as an entity separate from its owner for U.S. federal income tax purposes if substantially all of the direct or indirect assets of such Subsidiary are Capital Stock of one or more “controlled foreign corporations” within the meaning of Section 957 of the Code.

“Existing ABL Facility” means the ABL Credit Agreement, dated as of February 22, 2011, as supplemented by the Incremental Commitment Agreement, dated as of December 15, 2011, among the Issuers and the Guarantors, Deutsche Bank Trust Company Americas, as agent, and the other parties thereto, as such agreement may be amended, restated, supplemented, modified and/or replaced from time to time.

“Existing First Lien Notes” means the 9% First Lien Notes due 2015 issued pursuant to that certain indenture, dated as of April 6, 2010, among Coffeyville Resources, Finance Corp., the guarantors of such notes and Wells Fargo Bank, National Association, as trustee, as amended, restated, supplemented, modified and/or replaced from time to time.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries in existence on the date of this Indenture, until such amounts are repaid.

“Existing Second Lien Notes” means the 10 7/8% Second Lien Notes due 2017 issued pursuant to that certain indenture, dated as of April 6, 2010, among Coffeyville Resources, Finance Corp., the guarantors of such notes and Wells Fargo Bank, National Association, as such indenture has been and may be amended, restated, supplemented, modified and/or replaced from time to time.

“Existing Second Lien Notes Discharge” means the redemption, repurchase or other discharge in full of the Existing Second Lien Notes, including a satisfaction and discharge of the Existing Second Lien Notes in accordance with the terms of the indenture governing such notes.

“fair market value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party. For purposes of determining compliance with Article 4 hereof, any determination that the fair market value of assets other than cash or Cash Equivalents is equal to or greater than $50 million will be made by the Company’s Board of Directors and evidenced by a resolution thereof.

“Finance Corp.” means Coffeyville Finance Inc. and any and all successors thereto.

“First and Subordinated Lien Intercreditor Agreement” means the First and Subordinated Lien Intercreditor Agreement, dated as of April 6, 2010, among Coffeyville Resources, Finance Corp., Wells Fargo Bank, National Association, a national banking association, as collateral trustee for the holders of First Lien Obligations, and the Collateral Trustee as amended, restated, supplemented, modified, and/or replaced from time to time.

“First Lien Collateral Trustee” means Wells Fargo Bank, National Association, a national banking association, as collateral trustee for the holders of First Lien Obligations, and its successor or successors in such capacity.

“First Lien Debt” means Indebtedness in respect of the hedging agreement with J. Aron & Company, the Existing First Lien Notes, and, to the extent issued or outstanding, any Indebtedness or hedging obligations of the Issuers or Guarantors designated as such by Coffeyville Resources in writing to the First Lien Collateral Trustee, the Collateral Trustee and the ABL Collateral Trustee; provided that:

(1) on or before the date on which such Indebtedness is incurred, an officer’s certificate of Coffeyville Resources is delivered to the First Lien Collateral Trustee, the Collateral Trustee and the ABL Collateral Trustee designating such Indebtedness or hedging obligation as “First Lien Debt” for the purposes of the First Lien Documents, the Second Lien Documents, the Subordinated Lien Documents, if any, and the ABL Documents;

(2) such Indebtedness or hedging obligation is evidenced or governed by an indenture, credit agreement, loan agreement, note agreement, promissory note or other agreement or instrument that includes a Lien Priority Confirmation;

(3) such Indebtedness or hedging obligation is designated as “First Lien Debt” in accordance with the requirements of the Intercreditor Agreements; and

(4) at the time of the incurrence thereof, the applicable First Lien Debt may be incurred (and secured) without violating the terms of any First Lien Document, Second Lien Document or any ABL Document or causing any default thereunder.

“First Lien Documents” means, collectively, the indenture governing the Existing First Lien Notes, the Existing First Lien Notes and each of the other agreements, documents and instruments

(including, without limitation, any agreement in respect of any hedging obligations) providing for or evidencing any other First Lien Obligations, and any other document or instrument executed or delivered at any time in connection with any First Lien Obligations, including any security documents securing any First Lien Obligations and any intercreditor or joinder agreement among holders of First Lien Obligations, to the extent such are effective at the relevant time, in each case as each may be amended, restated, supplemented, modified, renewed, extended or refinanced from time to time.

“First Lien Obligations” means, subject to the terms and conditions in the Intercreditor Agreements, (i) all reimbursement obligations (if any) and interest thereon (including without limitation any post-petition interest) with respect to any letter of credit or similar instruments issued pursuant to the First Lien Documents, (iii) all hedging obligations which are or have been designated as First Lien Debt, (iii) all guarantee obligations, fees, expenses and all other obligations under the First Lien Documents, whether or not allowed or allowable in an Insolvency or Liquidation Proceeding, (iv) all obligations in respect of the Existing First Lien Notes and (v) all obligations arising with respect to any First Lien Debt (including, without limitation, principal, premium, interest (including post-petition interest at the rate provided in the relevant First Lien Document, whether or not a claim for post-petition interest is allowable in an applicable Insolvency or Liquidation Proceeding), reimbursements under letters of credit, fees, indemnifications, expenses and other obligations and guarantees of the foregoing).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases. redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock or Disqualified Stock subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock or Disqualified Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions, dispositions, mergers, consolidations, Investments, business restructurings, operational changes and any financing transactions relating to any of the foregoing (including repayment of Indebtedness) that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used in a Permitted Business), during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, including any Consolidated Cash Flow and any pro forma expense and cost reductions or synergies that have occurred or are reasonably expected to occur within the next 12 months, in the reasonable judgment of the chief financial or accounting officer of the Company (regardless of whether those cost savings or operating improvements or synergies could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto, provided that, in the case of such cost savings or operating improvements or synergies, such adjustments are set forth in an Officer’s Certificate signed by the Company’s chief financial or similar officer that states (i) the amount of such adjustments and (ii) that such adjustments are based on the reasonable good faith belief of the Officers executing such Officer’s Certificate at the time of such execution and the factual basis on which such good faith belief is based); if since the beginning of such period any Person that subsequently becomes a Restricted Subsidiary of the Company or was merged with or into the Company or any Restricted Subsidiary thereof since the beginning of such period shall have made any relevant transaction that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such relevant transaction had occurred at the beginning of the applicable four-quarter period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and

(4) interest income reasonably anticipated by such Person to be received during the applicable four-quarter period from cash or Cash Equivalents held by such Person or any Restricted Subsidiary of such Person, which cash or Cash Equivalents exist on the Calculation Date or will exist as a result of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, will be included.

“Fixed Charges” means , with respect to any specified Person for any period, the sum, without duplication, of

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Contracts or other derivative instruments pursuant to GAAP), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Contracts, but in each case excluding (w) accretion or accrual of discounted liabilities not constituting Indebtedness, (x) any expense resulting from the discounting of any outstanding Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (y) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and (z) any expensing of bridge, commitment or other financing fees; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal.

in each case, on a consolidated basis and determined in accordance with GAAP.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary that is not formed under the laws of the United States or any state of the United States or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States, which are in effect on the date of this Indenture.

“General Partner” means the general partner of the MLP.

“Global Note Legend” means the legend set forth in Section 2.06(g)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A1 hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(3), 2.06(b)(4), 2.06(d)(2) or 2.06(f) hereof.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

The term “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness. When used as a verb, “guarantee” has a correlative meaning.

“Guarantors” means each of:

(1) Coffeyville Resources and the Subsidiaries of the Company, other than Finance Corp., executing this Indenture as initial Guarantors; and

(2) any other Restricted Subsidiary of the Company, other than Finance Corp., that becomes a Guarantor in accordance with the provisions of this Indenture;

and their respective successors and assigns, in each case until released from their obligations under their Note Guarantees and this Indenture in accordance with the terms of this Indenture; provided that Excluded Subsidiaries shall not be required to become Guarantors (but may elect, at their option, to become Guarantors).

“Hedging Contracts” means, with respect to any specified Person:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred;

(2) foreign exchange contracts and currency protection agreements entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchanges rates with respect to Indebtedness incurred;

(3) any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of Hydrocarbons used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and

(4) other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or currency exchange rates;

and in each case are entered into only in the normal course of business and not for speculative purposes.

“Holder” means a Person in whose name a Note is registered.

“Hydrocarbons” means crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“IAI Global Note” means a Global Note substantially in the form of Exhibit A1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold to Institutional Accredited Investors.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments;

(3) in respect of all outstanding letters of credit issued for the account of such Person that support obligations that constitute Indebtedness (provided that the amount of such letters of credit included in Indebtedness shall not exceed the amount of the Indebtedness being supported) and, without duplication, the unreimbursed amount of all drafts drawn under letters of credit issued for the account of such Person;

(4) in respect of bankers’ acceptances;

(5) representing Capital Lease Obligations;

(6) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable or similar obligation to a trade creditor; or

(7) representing any obligations under Hedging Contracts, other than obligations under Hedging Contracts that are incurred in the normal course of business and not for speculative purposes and do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder, if and to the extent any of the preceding items (other than letters of credit and obligations under Hedging Contracts) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of other Persons secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) (provided that the amount of such Indebtedness shall be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. For the avoidance of doubt, the term “Indebtedness” excludes any obligation arising from any agreement providing for indemnities, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than guarantees of Indebtedness) incurred by the specified Person in connection with the acquisition or disposition of assets.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) in the case of obligations under any Hedging Contracts, the termination value of the agreement or arrangement giving rise to such obligations that would be payable by such Person at such date; and

(3) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

Indebtedness shall not include:

(i) any liability for foreign, federal, state, local or other taxes,

(ii) any liability arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such liability is extinguished within five business days of its incurrence,

(iii) any liability owed to any Person in connection with workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business,

(iv) any indebtedness that is satisfied and discharged or defeased by legal defeasance, and

(v) any obligations under the Intermediation Agreement.

No Indebtedness of any Person will be deemed to be contractually subordinated in right of payment to any other Indebtedness of such Person solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the first $500,000,000 aggregate principal amount of Notes issued under this Indenture on the date hereof.

“Initial Purchasers” means, collectively, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Barclays Capital Inc., UBS Securities LLC, Jefferies & Company, Inc., Wells Fargo Securities, LLC, SunTrust Robinson Humphrey, Inc. and RBS Securities Inc.

“Insolvency or Liquidation Proceeding” means (1) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to either Issuer or any Guarantor; (2) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to either Issuer or any Guarantor or with respect to a material portion of their respective assets; (3) any liquidation, dissolution, reorganization or winding up of either Issuer or any Guarantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or (4) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of either Issuer or any Guarantor.

“Insurance Subsidiary” means any subsidiary the primary business of which is providing insurance for the benefit of the Company or any of its Restricted Subsidiaries.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not also QIBs.

“Intercreditor Agreements” means, collectively, the ABL Intercreditor Agreement, the First and Subordinated Lien Intercreditor Agreement and the Collateral Trust Agreement.

“Intermediation Agreement” means the intermediation agreement between CVR Energy and one or more of its Subsidiaries, on the one hand, and Vitol, Inc., on the other hand, in effect on the date of this Indenture, as such agreement may be amended, restated, replaced or restructured from time to time (whether or not with Vitol or with another supplier).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Investment Grade Securities” means

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof;

(2) debt securities or debt instruments with an investment grade rating (but not including any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries);

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) above which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), extensions of credit, advances or capital contributions (excluding (1) commission, travel and similar advances to officers, directors and employees made in the ordinary course of business and (2) advances to customers and suppliers in the ordinary course of business or that are recorded as accounts receivable or prepaid expenses on the balance sheet), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. In no event shall a guarantee of an operating lease or other business contract of the Company or any Restricted Subsidiary be deemed an Investment. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in Section 4.08(c) hereof. The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person only if such Investment was made in contemplation of or in connection with the acquisition of such Person by the Company or such Restricted Subsidiary and the amount of any such Investment shall be determined as provided in Section 4.08(c) hereof.

“Issuers” has the meaning assigned to it in the preamble to this Indenture.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Company in which the Company or any of its Restricted Subsidiaries makes any Investment.

“Letter of Transmittal” means the letter of transmittal to be prepared by the Company and sent to all Holders of the Notes for use by such Holders in connection with the Exchange Offer.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest and any filing of any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement.

“Lien Priority Confirmation” means:

(1) as to any additional First Lien Debt, the written agreement of the holders of such additional First Lien Debt, or their applicable representative, for the enforceable benefit of the First Lien Collateral Trustee, all holders of each existing and future First Lien Debt, each existing and future representative with respect thereto, the Collateral Trustee, all holders of existing and future Second Lien Debt, and each existing and future representative with respect thereto and the ABL Collateral Trustee, all holders of ABL Debt and each representative with respect thereto:

(a) that such representative and all other holders of obligations in respect of such First Lien Debt are bound by the provisions of the first lien collateral trust and intercreditor agreement, the First and Subordinated Lien Intercreditor Agreement and the ABL Intercreditor Agreement;

(b) consenting to and directing the First Lien Collateral Trustee to act as agent for such additional First Lien Debt or such representative, as applicable, and perform its obligations under the first lien collateral trust and intercreditor agreement, the First and Subordinated Lien Intercreditor Agreement, the Collateral Trust Agreement, the first lien security documents and the ABL Intercreditor Agreement; and

(c) that the holders of such obligations in respect of such additional First Lien Debt are bound by the first lien collateral trust and intercreditor agreement, the First and Subordinated Lien Intercreditor Agreement and the ABL Intercreditor Agreement; and

(2) as to any additional Second Lien Debt, the written agreement of the holders of such debt, or their applicable representative, for the enforceable benefit of the Collateral Trustee, all holders of existing and future Second Lien Debt, each existing and future representative with respect thereto, the First Lien Collateral Trustee, all holders of existing and future First Lien Debt and each existing and future representative with respect thereto and the ABL Collateral Trustee, all holders of ABL Debt and each representative with respect thereto:

(a) that such representative and all the other holders of obligations in respect of such additional Second Lien Debt are bound by the provisions of the Intercreditor Agreements;

(b) consenting to and directing the Collateral Trustee to act as agent for such additional Second Lien Debt or such representative, as applicable, and perform its obligations under applicable security documents and the Intercreditor Agreements; and

(c) that the holders of such obligations in respect of such additional Second Lien Debt are bound by the Intercreditor Agreements.

“Make Whole Premium” means, with respect to a Note at any time, the excess, if any, of (a) the present value at such time of (i) the redemption price of such Note at November 1, 2017 plus (ii) any required interest payments due on such Note through November 1, 2017 (except for currently accrued and unpaid interest), computed using a discount rate equal to the Treasury Rate plus 50 basis points, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), over (b) the principal amount of such Note.

“MLP” means a limited partnership formed by a direct or indirect parent of the Company to acquire, directly or indirectly, all of the Equity Interests of the Company in order to undertake an initial public offering of such limited partnership’s Capital Stock, and that, immediately following consummation of such offering, will be treated as a partnership for U.S. federal income tax purposes.

“MLP Formation Transactions” means the transactions in connection with the initial creation and capitalization of the MLP prior to and in connection with the Qualified MLP IPO, including without limitation (1) the legal formation of the MLP and one or more subsidiaries of Coffeyville Resources to own interests therein or serve as direct or indirect general or limited partners thereof, (2) the contribution, directly or indirectly, of the Issuers and other subsidiaries of Coffeyville Resources to the MLP, or the other acquisition by the MLP thereof, (3) the distribution by the Company to Coffeyville Resources of any proceeds from the offering of the Notes (which are not used to retire the Existing First Lien Notes)

and cash generated from operations, (4) the issuance of common units to the public and the use of proceeds by the MLP to pay transaction expenses, repay the Existing Second Lien Notes, distribute funds as a reimbursement for capital expenditures, and other partnership purposes approved by the General Partner, (5) the entry by the MLP, the Company or one or more of their affiliates into a credit facility with Coffeyville Resources or one of its affiliates and the Credit Agreement, (6) the execution and delivery of customary documentation (and amendments to existing documentation) governing the relations between and among the Company, the MLP, Coffeyville Resources, CVR Energy, CVR Partners and their respective Subsidiaries, including without limitation a services agreement and an omnibus agreement, and (7) any other transactions and documentation related to the foregoing or necessary or appropriate in the view of the Company in connection with the Qualified MLP IPO.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees and sales commissions, severance costs and any relocation expenses incurred as a result of the Asset Sale;

(2) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements;

(3) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the properties or assets that were the subject of such Asset Sale; and

(4) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by the Company or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) is the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the Capital Stock or assets of the Company or any of its Restricted Subsidiaries except as contemplated by clause (10) of the definition of Permitted Liens.

For purposes of determining compliance with Section 4.10 hereof, in the event that any Non-Recourse Debt of any of the Company’s Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Documents” means this Indenture, the Notes and the security documents.

“Note Guarantee” means any guarantee by a Guarantor of the Issuers’ Obligations under this Indenture and on the Notes.

“Note Priority Collateral” means substantially all the assets of the Issuers and the Guarantors, including but not limited to: (i) all of the Capital Stock of the Issuers, (ii) all of the Capital Stock held by the Issuers or any Guarantor, other than Excluded Assets, and (iii) substantially all of the tangible and intangible assets of the Issuers and each Guarantor, other than the ABL Priority Collateral and Excluded Assets.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes, together with any Exchange Notes, shall be treated as a single class for all purposes under this Indenture and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes, together with any Exchange Notes.

“Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing any Indebtedness.

“Offering Circular” means the Final Offering Circular of the Issuers, dated October 10, 2012, relating to the Notes.

“Officer” means, with respect to any Person, the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, any Assistant Treasurer, the Controller, the General Counsel, the Secretary or any Vice-President of such Person.

“Officer’s Certificate” means a certificate signed on behalf of the Company by one Officer of the Company, who must be the principal executive officer, the principal operating officer, the principal financial officer, the treasurer, the principal accounting officer or the general counsel of the Company, that meets the requirements of Section 13.05 hereof and is delivered to the Trustee.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 13.05 hereof. The counsel may be an employee of or counsel to the Company, any Subsidiary of the Company or the Trustee.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Pari Passu Debt” means (1) before the Collateral Release Event, any Indebtedness of Coffeyville Resources or any of its Subsidiaries that is secured equally and ratably by a Lien on substantially the same assets which secure the Notes (including, for avoidance of doubt, the Existing Second Lien Notes) and (2) after the Collateral Release Event, any Indebtedness of either Issuer or any of their Subsidiaries which ranks equally with the Notes.

“Permitted Business” means either (1) any business conducted or proposed to be conducted by the Company, the MLP and their respective subsidiaries on the date of this Indenture, including without limitation gathering, processing, refining or marketing Hydrocarbons and supporting logistics operations, or activities or services similar, reasonably related, complementary, incidental, supplemental or ancillary thereto and reasonable extensions, developments or expansions thereof, including entering into Hedging Contracts in the ordinary course of business and not for speculative purposes to support these businesses, the development, manufacture and sale of equipment or technology related to these activities, and any related energy and natural resource business or (2) any other business that generates gross income that constitutes “qualifying income” under Section 7704(d) of the Code.

“Permitted Business Investments” means Investments by the Company or any of its Restricted Subsidiaries in any Unrestricted Subsidiary of the Company or in any Joint Venture, provided that:

(1) (a) at the time of such Investment and immediately thereafter, the Company could incur $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in Section 4.10(a) hereof and (b) such Investment does not exceed (i) prior to the Qualified MLP IPO, the aggregate amount of Pre-MLP Incremental Funds (as defined in Section 4.08(a)(I)(e) hereof) and (ii) subsequent to the Qualified MLP IPO, the aggregate amount of Incremental Funds (as defined in Section 4.08(a)(II)(1)(e) hereof), in either case not previously expended at the time of making such Investment;

(2) if such Unrestricted Subsidiary or Joint Venture has outstanding Indebtedness at the time of such Investment, either (a) all such Indebtedness is Non-Recourse Debt or (b) any such Indebtedness of such Unrestricted Subsidiary or Joint Venture that is recourse to the Company or any of its Restricted Subsidiaries (which shall include, without limitation, all Indebtedness of such Unrestricted Subsidiary or Joint Venture for which the Company or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any guarantee, including, without limitation, any “claw-back,” “make-well” or “keep-well” arrangement) could, at the time such Investment is made, be incurred at that time by the Company and its Restricted Subsidiaries under the Fixed Charge Coverage Ratio test set forth Section 4.10(a) hereof; and

(3) such Unrestricted Subsidiary’s or Joint Venture’s activities are not outside the scope of the Permitted Business.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company (including, without limitation, through purchases of Notes, Note Guarantees, Exchange Notes or exchange guarantees);

(2) any Investment in cash or Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company; and, in each case, any Investment held by such Person, provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.11 hereof or from any other disposition of assets not constituting an Asset Sale;

(5) any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company, the MLP or any other direct or indirect parent of the Company;

(6) any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(7) Hedging Contracts entered into in the ordinary course of business and not for speculative purposes;

(8) Permitted Business Investments;

(9) loans or advances to employees of the Company or any of its Restricted Subsidiaries that are approved by a majority of the disinterested members of the Board of Directors of the Company or a parent of the Company, in an aggregate principal amount of $2.5 million at any one time outstanding;

(10) any Investment existing on the date of this Indenture;

(11) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) since the date of this Indenture, not to exceed $55.0 million at the time of such Investment;

(12) Investments arising as a result of any Permitted Receivables Financing;

(13) guarantees of Indebtedness of the Company or any Restricted Subsidiary or Guarantor which Indebtedness is permitted under Section 4.10 hereof;

(14) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment; and

(15) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons.

“Permitted Liens” means:

(1) (A) prior to the Collateral Release Event, (i) Liens on Collateral securing the ABL Debt, First Lien Debt and all other First Lien Obligations (as of the date of incurrence of any First Lien Debt and after giving pro forma effect to the application of the net proceeds therefrom), the Credit Agreement or any other Credit Facilities (as of the date of incurrence of Indebtedness thereunder and after giving pro forma effect to the application of the net proceeds therefrom), in each case incurred under clause (1) of the definition of Permitted Debt and (ii) Liens securing (a) Second Lien Debt in an aggregate principal amount (as of the date of incurrence of any Second Lien Debt and after giving pro forma effect to the application of the net proceeds therefrom), not exceeding the sum of (x) Existing Second Lien Notes then outstanding, (y) the aggregate principal amount of Initial Notes then outstanding and (z) Additional Notes in an aggregate principal amount not greater than $150.0 million, and (b) all other Second Lien Obligations; and (B) on and after the Collateral Release Event, any Liens securing the Credit Agreement or any other Credit Facilities incurred under clause (1) of the definition of Permitted Debt;

(2) Liens securing the Notes, the Note Guarantees, the Exchange Notes and the exchange guarantees;

(3) Liens in favor of the Company or any Restricted Subsidiary or Guarantor;

(4) Liens on property or Capital Stock of a Person existing at the time such Person is acquired by, merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets (other than improvements thereon, accessions thereto and proceeds thereof) other than those of the Person acquired, merged into or consolidated with the Company or the Restricted Subsidiary;

(5) Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary;

(6) any interest or title of a lessor to the property subject to a Capital Lease Obligation or operating lease;

(7) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capital Lease Obligations, Attributable Debt, purchase money obligations or other payments incurred to finance the acquisition, lease, improvement or construction of or repairs or additions to, assets or property acquired or constructed in the ordinary course of business; provided that: (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under this Indenture and does not exceed the cost of the assets or property so acquired or constructed; and (b) such Liens are created within 180 days of the later of the acquisition, lease, completion of improvements, construction, repairs or additions or commencement of full operation of the assets or property subject to such Lien and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(8) Liens existing on the date of this Indenture;

(9) Liens to secure the performance of tenders, bids, statutory obligations, surety or appeal bonds, trade contracts, government contracts, operating leases, performance bonds or other obligations of a like nature, and deposits as security for contested taxes or for the payment of rent, in each case incurred in the ordinary course of business;

(10) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by the Company or any Restricted Subsidiary of the Company to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture;

(11) Liens on pipelines or other facilities or equipment that arise by operation of law;

(12) Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farmout agreements, division orders, contracts for sale, transportation or exchange of crude oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements arising in the ordinary course of business of the Company and its Restricted Subsidiaries that are customary in the Permitted Business;

(13) Liens upon specific items of inventory, receivables or other goods or proceeds therefrom of the Company or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds therefrom and permitted by Section 4.10 hereof;

(14) Liens securing Obligations of the Issuers or any Guarantor under the Notes or the Note Guarantees, as the case may be;

(15) Liens securing any Indebtedness equally and ratably with all Obligations due under the Notes or any Note Guarantee pursuant to a contractual covenant that limits Liens in a manner substantially similar to Section 4.13 hereof;

(16) Liens to secure performance of Hedging Contracts, or letters of credit issued in connection therewith, of the Company or any of its Restricted Subsidiaries entered into in the ordinary course of business and not for speculative purposes;

(17) Liens securing any insurance premium financing under customary terms and conditions, provided that no such Lien may extend to or cover any assets or property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto;

(18) other Liens incurred by the Company or any Restricted Subsidiary of the Company, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness then outstanding and secured by any Liens incurred pursuant to this clause (18) does not exceed the greater of (a) $60.0 million and (b) 3.5% of the Company’s Consolidated Net Tangible Assets at such time;

(19) any Lien renewing, extending, refinancing or refunding a Lien permitted by any other clause in this definition of “Permitted Lien,” provided that (a) the principal amount of the Indebtedness secured by such Lien is not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection therewith and by an amount equal to any existing commitments unutilized thereunder and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby (other than improvements thereon, accessions thereto and proceeds thereof);

(20) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided that (a) the new Lien shall be limited to all or part of the same property and assets that secured the original Lien, and (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(21) Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits;

(22) Liens for taxes, assessments or governmental charges or claims that are not yet overdue by more than 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(23) carriers’, warehousemen’s, landlords’, mechanics’, suppliers’, materialmen’s and repairmen’s and similar Liens, or Liens in favor of customs or revenue authorities or freight forwarders or handlers to secure payment of customs duties, in each case (whether imposed by law or agreement) incurred in the ordinary course of business;

(24) licenses, entitlements, servitudes, easements, rights-of-way, restrictions, reservations, covenants, conditions, utility agreements, rights of others to use sewers, electric lines and telegraph and telephone lines, minor imperfections of title, minor survey defects, minor encumbrances or other similar restrictions on the use of any real property, including zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business, that were not incurred in connection with Indebtedness and do not, in the aggregate, materially diminish the value of said properties or materially interfere with their use in the operation of the business of the Company or any of its Restricted Subsidiaries;

(25) leases, subleases, licenses, sublicenses or other occupancy agreements granted to others in the ordinary course of business which do not secure any Indebtedness and which do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries;

(26) with respect to any leasehold interest where the Company or any Restricted Subsidiary of the Company is a lessee, tenant, subtenant or other occupant, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or sublandlord of such leased real property encumbering such landlord’s or sublandlord’s interest in such leased real property;

(27) Liens arising from Uniform Commercial Code financing statement filings regarding precautionary filings, consignment arrangements or operating leases entered into by the Company or any of its Restricted Subsidiaries granted in the ordinary course of business;

(28) Liens (i) of a collection bank arising under Section 4-210 of the New York Uniform Commercial Code on items in the course of collection, (ii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) within general parameters customary in the banking industry or (iii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business;

(29) Liens securing judgments for the payment of money not constituting an Event of Default under Section 6.01(a)(7) hereof, so long as such Liens are adequately bonded;

(30) deposits made in the ordinary course of business to secure liability to insurance carriers;

(31) Liens arising out of conditional sale, title retention, consignment or similar arrangements, or that are contractual rights of set-off, relating to the sale or purchase of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(32) Liens on crude oil supplied by the counterparty pursuant to the Intermediation Agreement, securing amounts owed to the counterparty incurred or assumed for the purpose of financing all or any part of the cost of acquiring such crude oil;

(33) Liens arising under any Permitted Receivables Financing;

(34) Liens on Capital Stock issued by, or any property or assets of, any Foreign Subsidiary securing Indebtedness incurred by a Foreign Subsidiary in compliance with Section 4.10 hereof;

(35) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 4.10 hereof, provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(36) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(37) Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement not prohibited by this Indenture; and

(38) Liens permitted by the Cross Easement Agreement dated as of October 25, 2007, between Coffeyville Resources Nitrogen Fertilizers, LLC and Coffeyville Resources Refining & Marketing, LLC, as such agreement may be amended, restated, modified, supplemented and/or replaced from time to time.

The Issuers may classify (or later reclassify) any Lien in any one or more of the above categories (including in part in one category and in part another category).

“Permitted Receivables Financing” means any receivables financing facility or arrangement pursuant to which a Securitization Subsidiary purchases or otherwise acquires accounts receivable of the Company or any of its Restricted Subsidiaries and enters into a third party financing thereof on terms that the Board of Directors of the Company has concluded are customary and market terms fair to the Company and its Restricted Subsidiaries.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness), provided that:

(1) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is contractually subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness is contractually subordinated in right of payment to the Notes or the Note Guarantees on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is not incurred (other than by way of a guarantee) by a Restricted Subsidiary of the Company (other than Finance Corp.) that is not a Guarantor if the Company is the issuer or other primary obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

Notwithstanding the preceding, any Indebtedness incurred under Credit Facilities pursuant to Section 4.10 hereof shall be subject only to the refinancing provision in the definition of Credit Facilities and not pursuant to the requirements set forth in the definition of Permitted Refinancing Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified MLP IPO” means an initial offer and sale of equity of the MLP or other direct or indirect parent of the Company in an underwritten public offering for cash pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-4 or Form S-8 or otherwise relating to Equity Interests of the MLP or such other parent issuable under any employee benefit plan); provided, however, that immediately after such offering, the MLP or such other parent is treated as a partnership for U.S. federal income tax purposes.

“Qualifying Owners” means, collectively, (1) Icahn Enterprises L.P., the Related Parties and/or one or more of their respective Affiliates and (2) CVR Energy, Coffeyville Resources, CVR Refining, LP, and the General Partner. For purposes of Section 4.12 hereof, any entity that would be deemed to be an “Affiliate” because its equity is owned by one or more of the Qualifying Owners identified in clause (1) will not be deemed to be an Affiliate for purposes of that covenant.

“Rating Agency” means (i) each of Moody’s and S&P and (ii) if either Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the control of the Company, a “nationally recognized statistical rating organization” registered under Section 15E of the Exchange Act selected by the Company as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Real Estate Collateral” means the real estate collateral securing the Existing Second Lien Notes.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, among the Issuers, the Guarantors and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time and, with respect to any Additional Notes, one or more registration rights agreements among the Issuers, the Guarantors and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Company to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as appropriate.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A2 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A2 hereto deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Related Parties” means (1) Carl Icahn and his siblings, his and their respective spouses and descendants (including stepchildren and adopted children) and the spouses of such descendants (including stepchildren and adopted children) (collectively, the “Family Group”); (2) any trust, estate, partnership, corporation, company, limited liability company or unincorporated association or organization (each an “Entity” and collectively “Entities”) Controlled by one or more members of the Family Group; (3) any

Entity over which one or more members of the Family Group, directly or indirectly, have rights that, either legally or in practical effect, enable them to make or veto significant management decisions with respect to such Entity, whether pursuant to the constituent documents of such Entity, by contract, through representation on a board of directors or other governing body of such Entity, through a management position with such Entity or in any other manner (such rights hereinafter referred to as “Veto Power”); (4) the estate of any member of the Family Group; (5) any trust created (in whole or in part) by any one or more members of the Family Group; (6) any individual or Entity who receives an interest in any estate or trust listed in clauses (4) or (5), to the extent of such interest; (7) any trust or estate, substantially all the beneficiaries of which (other than charitable organizations or foundations) consist of one or more members of the Family Group; (8) any organization described in Section 501(c) of the Code, over which any one or more members of the Family Group and the trusts and estates listed in clauses (4), (5) and (7) have direct or indirect Veto Power, or to which they are substantial contributors (as such term is defined in Section 507 of the Code); (9) any organization described in Section 501(c) of the Code of which a member of the Family Group is an officer, director or trustee; or (10) any Entity, directly or indirectly (a) owned or Controlled by or (b) a majority of the economic interests in which are owned by, or are for or accrue to the benefit of, in either case, any Person or Persons identified in clauses (1) through (9) above. For purposes of this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of Voting Stock, by agreement or otherwise and “Controlled” has a corresponding meaning. For the purposes of this definition, and for the avoidance of doubt, in addition to any other Person or Persons that may be considered to possess Control, (x) a partnership shall be considered Controlled by a general partner or managing general partner thereof, (y) a limited liability company shall be considered Controlled by a managing member of such limited liability company and (z) a trust or estate shall be considered Controlled by any trustee, executor, personal representative, administrator or any other Person or Persons having authority over the control, management or disposition of the income and assets therefrom.

“Replacement Assets” means (1) tangible assets that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Responsible Officer,” when used with respect to the Trustee, means any assistant vice president, any trust officer or assistant trust officer, or any other officer of the Trustee (or any successor group of the Trustee) customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Notwithstanding anything in this Indenture to the contrary, following the Qualified MLP IPO, Finance Corp. shall be a Restricted Subsidiary of the Company.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” refers to Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means, with respect to the Company or any of its Restricted Subsidiaries, any arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person; provided that any such arrangements with respect to catalyst or precious metals that are entered into in the ordinary course of business shall not be deemed to be Sale and Leaseback Transactions.

“Sale of Collateral” means any Asset Sale involving a sale or other disposition of Collateral.

“Second Lien Debt” means:

(1) the Existing Second Lien Notes;

(2) the Initial Notes together with the related Note Guarantees of the Guarantors;

(3) Additional Notes issued under this Indenture (including letters of credit and reimbursement obligations with respect thereto but excluding hedging obligations, which are subject to the requirements of clause (4) below) of the Issuers or the Guarantors that is secured equally and ratably with the Notes; provided, in the case of any Additional Notes or other Indebtedness referred to in this clause (3), that:

(a) on or before the date on which such Additional Notes are issued or Indebtedness is incurred, such Additional Notes or other Indebtedness, as applicable, is designated by the Issuers, in an Officer’s Certificate delivered to the First Lien Collateral Trustee, the Collateral Trustee and the ABL Collateral Trustee as “Second Lien Debt” for the purposes of the First Lien Documents, the Second Lien Documents and the ABL Documents;

(b) such Additional Notes, guarantees or other Indebtedness is governed by an indenture or a credit agreement, loan agreement, note agreement, promissory note or other agreement or instrument that includes a Lien Priority Confirmation;

(c) all requirements set forth in the Collateral Trust Agreement as to the confirmation, grant or perfection of the Collateral Trustee’s Lien to secure such Additional Notes, guarantees or other Indebtedness or obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if the Issuer delivers to the Collateral Trustee an Officer’s Certificate stating that such requirements and other provisions have been satisfied and that such notes, guarantees or other Indebtedness is “Second Lien Debt”);

(d) such Indebtedness is designated as “Second Lien Debt” in accordance with the requirements of the Intercreditor Agreements; and

(e) at the time of the incurrence thereof, the applicable Second Lien Debt may be incurred (and secured) without violating the terms of any First Lien Document, Second Lien Document or any ABL Document or causing any default thereunder.

(4) hedging obligations of the Issuers or any Guarantor permitted to be incurred; provided that:

(a) on or before or within thirty (30) days after the date on which such hedging obligations are incurred by the Issuers or Guarantor, such hedging obligations are designated by the Issuers or such Guarantor, as applicable, in an Officer’s Certificate delivered to the Collateral Trustee, as “Second Lien Debt”;

(b) the counterparty in respect of such hedging obligations, in its capacity as a holder or beneficiary of such Lien, executes and delivers a joinder to the Collateral Trust Agreement in accordance with the terms thereof or otherwise becomes subject to the terms of the Collateral Trust Agreement; and

(c) all other requirements set forth in the Collateral Trust Agreement have been complied with (and the satisfaction of such requirements will be conclusively established if the Issuers deliver to the Collateral Trustee an Officer’s Certificate stating that such requirements and other provisions have been satisfied and that such hedging obligations are “Second Lien Debt”).

(d) such hedging obligation is designated as “Second Lien Debt” in accordance with the requirements of the Intercreditor Agreements; and

(e) at the time of the incurrence thereof, the applicable Second Lien Debt may be incurred (and secured) without violating the terms of any First Lien Document, Second Lien Document or any ABL Document or causing any default thereunder.

“Second Lien Documents” means, collectively, the indenture governing the Existing Second Lien Notes, the Existing Second Lien Notes and each of the other agreements, documents and instruments (including, without limitation, any agreement in respect of any hedging obligations) providing for or evidencing any other Second Lien Obligations, and any other document or instrument executed or delivered at any time in connection with any Second Lien Obligations, including any security documents securing any Second Lien Obligations and any intercreditor or joinder agreement among holders of Second Lien Obligations, to the extent such are effective at the relevant time, in each case as each may be amended, restated, supplemented, modified, renewed, extended or refinanced from time to time.

“Second Lien Obligations” means, subject to the terms and conditions in the Intercreditor Agreements, (i) all reimbursement obligations (if any) and interest thereon (including without limitation any post-petition interest) with respect to any letter of credit or similar instruments issued pursuant to the Second Lien Documents, (iii) all hedging obligations which are or have been designated as Second Lien Debt, (iii) all guarantee obligations, fees, expenses and all other obligations under the Second Lien Documents, whether or not allowed or allowable in an Insolvency or Liquidation Proceeding, (iv) all obligations in respect of the Existing Second Lien Notes and (v) all obligations arising with respect to any Second Lien Debt (including, without limitation, principal, premium, interest (including post-petition interest at the rate provided in the relevant Second Lien Document, whether or not a claim for post-

petition interest is allowable in an applicable Insolvency or Liquidation Proceeding), reimbursements under letters of credit, fees, indemnifications, expenses and other obligations and guarantees of the foregoing).

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Subsidiary” means a Subsidiary of the Company

(1) that is designated a “Securitization Subsidiary” by the Board of Directors of the Company,

(2) that does not engage in, and whose charter prohibits it from engaging in, any activities other than Permitted Receivables Financings and any activity necessary, incidental or related thereto,

(3) no portion of the Indebtedness or any other obligation, contingent or otherwise, of which (a) is Guaranteed by the Company, any Guarantor or any Restricted Subsidiary of the Company, (b) is recourse to or obligates the Company, any Guarantor or any Restricted Subsidiary of the Company in any way, or (c) subjects any property or asset of the Company, any Guarantor or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, and

(4) with respect to which neither the Company, any Guarantor nor any Restricted Subsidiary of the Company (other than an Unrestricted Subsidiary) has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results, other than, in respect of clauses (3) and (4), pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Permitted Receivables Financing.

“security documents” means the Collateral Trust Agreement, the First and Subordinated Lien Intercreditor Agreement, the ABL Intercreditor Agreement, each Lien Priority Confirmation, and all security agreements, pledge agreements, mortgages, deeds of trust, collateral assignments, collateral agency agreements, debentures, control agreements or other grants or transfers for security executed and delivered by the Issuers or any Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Trustee, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the terms of the Collateral Trust Agreement.

“Senior Debt” means:

(1) all Indebtedness of the Company or any of its Restricted Subsidiaries outstanding under the Existing ABL Facility or the Credit Agreement and all obligations under Hedging Contracts with respect thereto;

(2) any other Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be incurred under the terms of this indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any Note Guarantee; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include: (a) any intercompany Indebtedness of the Company or any of its Restricted Subsidiaries to the Company or any of its Affiliates; or (b) any Indebtedness that is incurred in violation of this Indenture.

For the avoidance of doubt, “Senior Debt” will not include any trade payables or taxes owed or owing by the Company or any of its Restricted Subsidiaries.

“Series of Secured Debt” has the meaning assigned to it in the Collateral Trust Agreement.

“Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (whether general or limited) or limited liability company (a) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (b) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to November 1, 2017; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Company shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to November 1, 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Company will (a) calculate the Treasury Rate on the second Business Day preceding the applicable redemption date and (b) prior to such redemption date file with the Trustee an Officer’s Certificate setting forth the Make Whole Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Trustee” means Wells Fargo Bank, National Association, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary of the Company (other than Finance Corp.) that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) except to the extent permitted by subclause (2)(b) of the definition of “Permitted Business Investments,” has no Indebtedness other than Non-Recourse Debt owing to any Person other than the Company or any of its Restricted Subsidiaries;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding would be permitted under Section 4.12 hereof after giving effect to the exceptions thereto;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results except to the extent permitted under Section 4.08 or Section 4.10 hereof; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, except to the extent such guarantee or credit support would be released upon such designation or would be permitted under Section 4.08 hereof.

All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person; provided that with respect to a limited partnership or other entity which does not have directly a Board of Directors, Voting Stock means such Capital Stock of the general partner of such limited partnership or other business entity with the ultimate authority to manage the business and operations of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding aggregate amount of such Indebtedness.

Section 1.02 Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.12
“Asset Sale Offer”	3.09
“Authentication Order”	2.02
“Change of Control Offer”	4.16
“Change of Control Payment”	4.16
“Change of Control Settlement Date”	4.16
“Collateral Release Event”	10.02
“Collateral Release Event Notice”	10.02
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.11
“Incremental Funds”	4.08
“incur”	4.10
“Legal Defeasance”	8.02
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Permitted Debt”	4.10
“Payment Default”	6.01
“Purchase Date”	3.09
“Registrar”	2.03
“Restricted Payments”	4.08
“Trailing Four Quarters”	4.08

Section 1.03 Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Note Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them. The TIA shall be applicable to the Notes and this Indenture only at and after such time as any of the Notes have been registered with the SEC, and all provisions in this Indenture with respect to compliance with the TIA shall become effective only at and after such time as any of the Notes have been registered with the SEC.

Section 1.04 Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “including” is not limiting;

(4) words in the singular include the plural, and in the plural include the singular;

(5) “will” shall be interpreted to express a command;

(6) provisions apply to successive events and transactions;

(7) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time;

(8) any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(9) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision; and

(10) the phrase “in writing” as used herein shall be deemed to include PDF attachments and other electronic means of transmission, unless otherwise indicated.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibits A1 and A2 hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuers, the Guarantors, the Trustee and the Collateral Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibits A1 or A2 hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A1 hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Temporary Global Notes. Notes offered and sold in reliance on Regulation S will be issued initially in the form of the Regulation S Temporary Global Note, which will be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, at its New York office, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided. The Restricted Period will be terminated upon the receipt by the Trustee of:

(1) a written certificate from the Depositary, if available, together with copies of certificates from Euroclear and Clearstream, if available, certifying that they have received certification of non-United States beneficial ownership of 100% of the aggregate principal amount of the Regulation S Temporary Global Note (except to the extent of any beneficial owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who will take delivery of a beneficial ownership interest in a 144A Global Note or an IAI Global Note bearing a Private Placement Legend, all as contemplated by Section 2.06(b) hereof); and

(2) an Officer’s Certificate from the Issuers.

Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note will be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee will cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interests therein as hereinafter provided.

(3) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by Participants through Euroclear or Clearstream.

Section 2.02 Execution and Authentication.

At least one Officer must sign the Notes for each Issuer by manual, facsimile, PDF attachment or other electronically transmitted signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Issuers signed by an Officer of each Issuer (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Issuers pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03 Registrar and Paying Agent.

The Issuers will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Issuers may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuers may change any Paying Agent or Registrar without notice to any Holder. The Issuers will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuers fail to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuers or any of the Company’s Subsidiaries may act as Paying Agent or Registrar.

The Issuers initially appoint The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuers initially appoint the Trustee to act as the Registrar and Paying Agent (at its office in New York, New York indicated in Section 13.02 hereof) and to act as Custodian with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust.

The Issuers will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, or premium or interest, if any, on, the Notes, and will notify the Trustee of any default by the Issuers in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuers or a Subsidiary) will have no further liability for the money. If an Issuer or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuers, the Trustee will serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA §312(a). If the Trustee is not the Registrar, the Issuers will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Issuers shall otherwise comply with TIA §312(a).

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All beneficial interests in the Global Notes will be exchanged by the Issuers for Definitive Notes if:

(1) the Issuers deliver to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuers within 120 days after the date of such notice from the Depositary;

(2) the Issuers, at their option but subject to DTC’s requirements, determine that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and deliver a written notice to such effect to the Trustee; provided that in no event shall the Regulation S Temporary Global Note be exchanged by the Issuers for Definitive Notes prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes and the Depositary notifies the Trustee of its decision to exchange the Global Notes for Definitive Notes.

Upon the occurrence of any of the preceding events in (1), (2) or (3) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a

Global Note, other than Definitive Notes issued pursuant to any of the events described above in Section 2.06(a)(1), 2.06(a)(2) or 2.06(a)(3). A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in Section 2.06(b) hereof;

provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903 under the Securities Act.

Upon consummation of an Exchange Offer by the Issuers in accordance with Section 2.06(f) hereof, the requirements of this Section 2.06(b)(2) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the Holder of such beneficial interests in the Restricted Global Notes. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Permanent Global Note, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(4) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of either of the Issuers;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(i) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(ii) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (B) or (D) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate substantially to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such beneficial interest is being transferred to the Issuers or any of the Company’s Subsidiaries, a certificate substantially to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(1)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(3) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of either of the Issuers;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(i) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(ii) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(4) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Unrestricted Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate substantially to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such Restricted Definitive Note is being transferred to the Issuers or any of the Company’s Subsidiaries, a certificate substantially to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, in the case of clause (C) above, the Regulation S Global Note, and in all other cases, the IAI Global Note.

(2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of

Transmittal that it is not (i) a Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of either of the Issuers;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(i) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(ii) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2)(B), (2)(D) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the

Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of either of the Issuers;

(B) any such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) any such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(i) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(ii) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Exchange Offer. Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Issuers will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate:

(1) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes accepted for exchange in the Exchange Offer by Persons that certify in the applicable Letters of Transmittal that (A) they are not Broker-Dealers, (B) they are not participating in a distribution of the Exchange Notes and (C) they are not affiliates (as defined in Rule 144) of either of the Issuers; and

(2) Unrestricted Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes accepted for exchange in the Exchange Offer by Persons that certify in the applicable Letters of Transmittal that (A) they are not Broker-Dealers, (B) they are not participating in a distribution of the Exchange Notes and (C) they are not affiliates (as defined in Rule 144) of either of the Issuers.

Concurrently with the issuance of such Notes, the Trustee will cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, the Issuers will deliver an Opinion of Counsel in form reasonably acceptable to the Trustee and the Issuers will execute and the Trustee will authenticate and deliver to the Persons designated by the Holders of Definitive Notes so accepted Unrestricted Definitive Notes in the appropriate principal amount.

(g) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A “QIB”), (B) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS NOTE FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (C) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT) (AN “IAI”), (2) AGREES THAT IT WILL NOT, WITHIN THE TIME PERIOD REFERRED TO UNDER RULE 144 (TAKING INTO ACCOUNT THE PROVISIONS OF RULE 144(d) UNDER THE SECURITIES ACT, IF APPLICABLE) UNDER THE SECURITIES ACT AS IN EFFECT ON THE DATE OF THE TRANSFER OF THIS NOTE, RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE ISSUERS OR ANY SUBSIDIARY OF THE COMPANY, (B) TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 903 OR 904 OF REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) TO AN IAI THAT, PRIOR TO SUCH TRANSFER, FURNISHES TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE REGISTRATION OF TRANSFER OF THIS NOTE (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE) AND, IF SUCH TRANSFER IS IN RESPECT OF AN ACCRETED VALUE/AGGREGATE PRINCIPAL AMOUNT OF NOTES AT THE TIME OF TRANSFER OF LESS THAN $250,000, AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUERS THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS NOTE OR ANY INTEREST HEREIN WITHIN THE TIME PERIOD REFERRED TO ABOVE, THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THIS CERTIFICATE TO THE TRUSTEE. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(3), (c)(4), (d)(2), (d)(3), (e)(2), (e)(3) or (f) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE

BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUERS OR THE AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note will bear a legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.”

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Issuers will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.11, 4.16 and 9.05 hereof).

(3) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Issuers will be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of Notes to be redeemed or purchased pursuant to an offer to purchase and ending at the close of business on the day such notice of redemption is mailed;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part;

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date; or

(D) to register the transfer of or to exchange a Note tendered and not withdrawn in connection with a Change of Control Offer or an Asset Sale Offer.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

(7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile or electronically including by PDF.

(j) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary Participants or beneficial owners of interests in any Global Notes) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(k) Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Issuers and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuers will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note of like tenor and principal amount, bearing a number not contemporaneously outstanding, if the Trustee’s requirements are met. An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuers to protect the Issuers, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuers may charge for expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuers and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuers or an Affiliate of either of the Issuers holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than either Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with either Issuer or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Issuers consider appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuers will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation.

The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled Notes (subject to the record retention requirements of the Exchange Act) in accordance with its customary procedures. The Trustee shall provide the Company a list of all Notes that have been cancelled from time to time as requested by the Company upon its written request and to the extent available under the Trustee’s customary procedures. The Issuers may not issue new Notes to replace Notes that have been paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

If the Issuers default in a payment of interest on the Notes, they will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuers will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuers will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuers (or, upon the written request of the Issuers, the Trustee in the name and at the expense of the Issuers) will deliver or cause to be delivered to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13 CUSIP Numbers and ISIN Numbers.

The Issuers in issuing the Notes may use CUSIP numbers and ISIN numbers (if then generally in use) and, if so, the Trustee shall use CUSIP and ISIN numbers in notices as a convenience to Holders, provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice and that reliance may be placed only on the other identification numbers printed on the Notes and any such repurchase shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee in writing of any change in the CUSIP or ISIN numbers.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee.

If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, they must furnish to the Trustee, at least 15 days prior to the date that a notice of redemption is delivered to Holders (or such shorter period as may be acceptable to the Trustee), an Officer’s Certificate setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the redemption date;

(3) the principal amount of Notes to be redeemed; and

(4) the redemption price (if then determined and otherwise the method of determination).

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee will select Notes for redemption as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not listed on any national securities exchange, on a pro rata basis (except that any Notes represented by a Note in global form will pursuant to Article 2 hereof will be selected by such method as DTC or its nominee or successor may require or, where such nominee or successor is the Trustee, a method that most nearly approximates a pro rata selection as the Trustee deems fair and appropriate).

The Trustee will promptly notify the Issuers in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $2,000 or integral multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03 Notice of Redemption.

Subject to the provisions of Section 3.09 hereof, at least 15 days but not more than 60 days before a redemption date, the Issuers will send electronically, mail or cause to be mailed, by first class mail, or as otherwise provided in accordance with the procedures of DTC, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 12 hereof.

The notice will identify the Notes to be redeemed and will state:

(1) the redemption date;

(2) the redemption price (if then determined and otherwise the method of determination);

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued in the name of the Holder thereof upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Issuers default in making such redemption payment, interest on Notes or portions thereof called for redemption ceases to accrue on and after the redemption date, subject to any condition precedent set forth in the notice;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8) that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes;

(9) any conditions precedent to which the redemption or notice is subject; and

(10) any applicable CUSIP or ISIN number.

At the Issuers’ request, the Trustee will give the notice of redemption in the Issuers’ names and at the Issuers’ expense; provided, however, that the Officer’s Certificate delivered to the Trustee pursuant to Section 3.01 hereof requests that the Trustee give such notice and sets forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is delivered in accordance with Section 3.03 hereof, Notes called for redemption become due and payable on the redemption date at the redemption price, unless the redemption is subject to a condition precedent that is not satisfied or waived. Any redemption or notice of redemption may, at the Issuers’ discretion, be subject to one or more conditions precedent.

The notice of redemption, if sent or mailed in the manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.

Section 3.05 Deposit of Redemption or Purchase Price.

Prior to 10:00 a.m. Eastern Time (or such later time as may be agreed to by the Paying Agent or Trustee), on any redemption or purchase date, the Issuers will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest, if any, on all

Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption or purchase price of and accrued interest, if any, on all Notes to be redeemed or purchased. In addition, all money, if any, earned on funds held by the Trustee or the Paying Agent shall be remitted to the Company.

If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Issuers will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered. No Note in denominations of $2,000 or less shall be redeemed in part.

Section 3.07 Optional Redemption.

(a) At any time prior to November 1, 2015, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under this Indenture (including any Additional Notes), upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 106.500% of the principal amount of Notes redeemed, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), with an amount equal to all or a portion of the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of the Notes issued under this Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and

(2) the redemption occurs within 120 days of the date of the closing of each such Equity Offering.

(b) Prior to November 1, 2017, the Issuers may on any one or more occasions redeem all or part of the Notes, upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to the sum of

(1) the principal amount thereof, plus

(2) the Make Whole Premium at the redemption date, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

(c) Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Company’s option prior to November 1, 2017.

(d) On and after November 1, 2017, the Issuers may on any one or more occasions redeem all or a part of the Notes, upon not less than 15 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes to be redeemed to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve month period beginning on November 1 of the years indicated below:

Year	Percentage
2017	103.250%
2018	102.167%
2019	101.083%
2020 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(e) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08 Mandatory Redemption.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09 Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.11 hereof, the Company is required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it will follow the procedures specified below.

The Asset Sale Offer shall be made to all Holders and all holders of Pari Passu Debt containing provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such other Pari Passu Debt (on a pro rata basis based on the principal amount of Notes and such other Pari Passu Debt surrendered, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Company will send electronically, or mail or cause to be mailed, by first class mail or as otherwise provided in accordance with the procedures of DTC, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(1) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.11 hereof and the length of time the Asset Sale Offer will remain open;

(2) the Offer Amount, the purchase price and the Purchase Date;

(3) that any Note not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest on and after the Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in denominations of $2,000 or an integral multiple of $1,000 in excess thereof;

(6) that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7) that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, electronic image scan, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate principal amount of Notes and other Pari Passu Debt surrendered by Holders thereof exceeds the Offer Amount allocated to the purchase of Notes in the Asset Sale Offer, the Trustee will select the Notes and other Pari Passu Debt to be purchased on a pro rata basis (except that any Notes represented by a Global Note shall be selected by such method as DTC or its nominee or successor may require, or, where such nominee or successor is the Trustee, a method that most nearly approximates pro rata selection as the Trustee deems fair and appropriate) based on the principal amount of Notes and such other Pari Passu Debt surrendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased); and

(9) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Notes or portions thereof tendered pursuant to the Asset Sale

Offer, and required to be purchased pursuant to this Section 3.09 and Section 4.11 hereof, or if Notes in an aggregate principal amount less than the Offer Amount allocated to the purchase of Notes in the Asset Sale Offer have been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Issuers will promptly issue a new Note, and the Trustee, upon written request from the Issuers, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered, provided that such Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

The Issuers will pay or cause to be paid the principal of, premium on, if any, and interest, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest, if any, will be considered paid on the date due if the Paying Agent, if other than the Issuers or a Subsidiary of the Company, holds as of 10:00 a.m. New York City time on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, if any, then due. The Company will pay all Additional Interest, if any, on dates of its choosing, in the amounts and in the manner set forth in the Registration Rights Agreement.

Section 4.02 Maintenance of Office or Agency.

(a) The Issuers will maintain in the City and State of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers fail to maintain any such required office or agency or fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

(b) The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuers of the obligation to maintain an office or agency in the City and State of New York for such purposes. The Issuers will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof.

Section 4.03 Reports Prior to a Qualified MLP IPO.

(a) Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes or cause the Trustee to furnish to the Holders of Notes or post on its or CVR Energy’s website or file with the SEC:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants, which reports shall be filed within 15 days after the time period specified in the SEC’s rules and regulations; and

(2) as soon as practicable, and in any event within 5 days after the time periods specified in the SEC’s rules and regulations, all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports;

provided, however, that if the last day of any such time period is not a Business Day, such report will be due on the next succeeding Business Day. All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports, except that such reports (x) will not be required to contain separate financial information for Subsidiary Guarantors or Subsidiaries whose securities are pledged to secure the Notes that would be required under Rule 3-10 or Rule 3-16 of Regulation S-X promulgated by the SEC and (y) will not be subject to the TIA.

(b) The Company or CVR Energy (or another direct or indirect parent company of the Company) will also hold a quarterly conference call to discuss such financial information. Prior to the conference call, the Company or CVR Energy (or such other parent company) shall issue a press release to the appropriate wire services announcing the time and date of such conference call and, unless the call is to be open to the public, direct Holders of Notes, securities analysts and prospective investors to contact the office of the Company’s chief financial officer to obtain access. If either the Company or CVR Energy (or other parent company) is holding a conference call open to the public to discuss the Company’s or CVR Energy’s (or such parent company’s) most recent quarter’s financial performance, the Company and CVR Energy (or such parent company) will not be required to hold a second, separate call just for the Holders of the Notes.

(c) The Company or CVR Energy (or another direct or indirect parent company of the Company) will maintain a public or non-public website on which Holders of Notes, prospective investors and securities analysts are given access to the quarterly and annual financial information and details of the quarterly conference call described above. If the website containing the financial reports is not available to the public, such website will require a confidentiality acknowledgement, and the Company or CVR Energy (or such other parent) will direct Holders of Notes, prospective investors and securities analysts on its publicly available website to contact the Company’s chief financial officer to obtain access to the non-public website.

(d) While the MLP is in registration with respect to a Qualified MLP IPO, the Company shall not be required to disclose any information or take any actions which, in the view of the Company, would violate the securities laws or the SEC’s “gun-jumping” rules or otherwise have an adverse effect on the Qualified MLP IPO.

(e) If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, to the extent material, the quarterly and annual financial information required by Section 4.03(a) hereof will include a reasonably detailed presentation, either on the face of the financial statements, in the footnotes thereto, or in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

(f) So long as Coffeyville Resources or another direct or indirect parent company of the Company continues to provide a Note Guarantee, if CVR Energy or any successor thereto or another direct or indirect parent company files reports with the SEC in accordance with Section 13 or 15(d) of the Exchange Act, whether voluntarily or otherwise, furnishes such reports to Holders of Notes or posts such reports on its website, in compliance with the time periods specified in Section 4.03(a), then the Company shall be deemed to comply in full with this Section 4.03. Such reports will include financial statements of CVR Energy or such other parent company, need not include separate financial statements of the Company or the MLP, and need not include financial statements required by Rules 3-10 or 3-16 of Regulation S-X. If CVR Energy or such other parent company enters into a merger or consolidation transaction with a company that continues to file reports with the SEC in accordance with Section 13 or 15(d) of the Exchange Act, whether voluntarily or otherwise (and whether or not including financial statements in accordance with Rule 3-10 or Rule 3-16 of Regulation S-X), furnishes such reports to Holders of Notes or posts such reports on its website, then the Company shall be deemed to comply with this Section 4.03.

(g) In addition, the Company and the Guarantors agree that, for so long as any Notes are not freely tradeable under the Securities Act, if at any time the Company or the Guarantors or a parent company are not required to file with the SEC or furnish to Holders of Notes the reports required by Section 4.03(a) hereof, they will furnish to the Holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(h) Any failure to comply with the provisions of this Section 4.03 shall be automatically cured when the Company or CVR Energy or any other direct or indirect parent company provides all required reports to the Holders of Notes or files all required reports with the SEC.

Section 4.04 Reports Following a Qualified MLP IPO.

(a) So long as any Notes are outstanding, the Company will furnish to the Holders of the Notes or cause the Trustee to furnish to the Holders of Notes (or file or furnish, as applicable, with the SEC for public availability) within the time periods specified in the SEC’s rules and regulations applicable to a non-accelerated filer (including any extensions permitted by Rule 12b-25 thereof), whether or not required to file reports with the Commission pursuant to Section 13 or 15(d) of the Exchange Act:

(1) all quarterly and annual financial and other information with respect to the Company and its Subsidiaries that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; provided, however, such reports shall not be required to comply with Sections 302, 906 and 404 of the Sarbanes-Oxley Act or related items 307 and 308 of Regulation S-K; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

(b) At any time the Company is not required to file reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, (A) after furnishing the Holders of Notes or causing the Trustee to furnish to the Holders of Notes the reports and financial statements required by clauses (1) and (2) of Section 4.04(a) hereof, the Company will hold a conference call to discuss such reports and the results of operations for the relevant reporting period and (B) the Company will issue a press release to an internationally recognized wire service prior to the date of the conference call required to be held in accordance with this paragraph, announcing the time and date of such conference call and either including all information necessary to access the call or directing Holders of Notes, prospective investors, broker dealers and securities analysts to contact the appropriate person at the Company to obtain such information.

(c) If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, to the extent material, the quarterly and annual financial information required by Section 4.04(a) hereof will include a reasonably detailed presentation, either on the face of the financial statements, in the footnotes thereto, or in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

(d) If, at any time after consummation of the Exchange Offer contemplated by the Registration Rights Agreement, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this Section 4.04 with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings.

Notwithstanding the foregoing, so long as the MLP or any other direct or indirect parent of the Company continues to provide a Note Guarantee, if the MLP or such other parent of the Company files reports with the Commission in accordance with Section 13 or 15(d) of the Exchange Act, whether voluntarily or otherwise, furnishes such reports to Holders of Notes or posts such reports on its website, in compliance with the time periods specified in Section 4.04(a), then the Company shall be deemed to comply in full with Section 4.04. In addition, to the extent that Coffeyville Resources elects to provide a Note Guarantee, if CVR Energy, Coffeyville Resources or another parent company of Coffeyville Resources files reports with the Commission in accordance with Section 13 or 15(d) of the Exchange Act, whether voluntarily or otherwise, furnishes reports to Holders of Notes or posts such reports on its website, in compliance with the time periods specified in Section 4.04(a), then the Company shall be deemed to comply in full with this Section 4.04.

(e) The Company and the Guarantors agree that, for so long as any Notes are not freely tradeable under the Securities Act, if at any time they or a parent company are not required to file with the SEC or furnish to Holders of Notes the reports required by Section 4.04(a), the Issuers and the Guarantors will furnish to the Holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(f) Reports by the Company or Subsidiary Guarantors delivered to the Trustee should be considered for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(g) The Trustee will have no responsibility to determine whether the posting of such reports has occurred.

(h) Any failure to comply with the provisions of this Section 4.04 shall be automatically cured when the Company, the MLP or any other direct or indirect parent of the Company provides all required reports to the Holders of Notes or files all required reports with the SEC.

Section 4.05 Compliance Certificate.

(a) The Issuers and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 90 days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2012, an Officer’s Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuers have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Issuers have kept, observed, performed and fulfilled each and every covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuers are taking or propose to take with respect thereto).

(b) So long as any of the Notes are outstanding, the Issuers will deliver to the Trustee, within 30 days of any Officer of either Issuer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default, its status and what actions the Issuers are taking or propose to take in respect thereof, but only to the extent that such Default or Event of Default has not been cured by the end of such 30 day period.

Section 4.06 Taxes.

The Company will pay or discharge, and will cause each of its Restricted Subsidiaries to pay or discharge, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment or discharge is not adverse in any material respect to the Holders of the Notes.

Section 4.07 Stay, Extension and Usury Laws.

Each of the Issuers and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Issuers and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.08 Restricted Payments.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or payable to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company, any direct or indirect parent of the Company or any Restricted Subsidiary of the Company held by Persons other than the Company or any Restricted Subsidiary of the Company;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is contractually subordinated to the Notes or the Note Guarantees (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except a payment of (a) interest or principal at the Stated Maturity thereof (or the satisfaction of a sinking fund obligation) or (b) principal and accrued interest, due within one year of the date of such payment, purchase, redemption, defeasance, acquisition or retirement; or

(4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above (other than any exceptions thereto) being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment, no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment and:

(I)	during the period commencing on the date of this Indenture and ending immediately prior to the Qualified MLP IPO, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2) through (12) of Section 4.08(b) hereof) is less than the sum, without duplication of:

(a)	50% of the Consolidated Net Income (or if such Consolidated Net Income for such period is a deficit, less 100% of such deficit) of the Company for the period (taken as one accounting period) commencing August 1, 2012 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such determination; plus

(b)

100% of the aggregate net cash proceeds and the fair market value of any assets received by the Company after the date of this Indenture (i) as a contribution to its equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or (ii) from the issue or sale of Equity Interests of any direct or indirect parent of the Company to the extent such net cash proceeds or other assets are actually or effectively contributed to the Company as equity (other than Excluded Contributions) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests of the Company (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the Company), plus

(c)	the net cash proceeds and the fair market value of assets received by the Company or any Restricted Subsidiary of the Company from (i) the disposition, sale, liquidation, retirement or redemption of all or any portion of any Restricted Investment made after the date of this Indenture, net of disposition costs and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries, and repayments of loans or advances and releases of guarantees which constitute Restricted Investments by the Company or its Restricted Subsidiaries and (ii) the sale (other than to the Company or a Restricted Subsidiary of the Company) of the Capital Stock of an Unrestricted Subsidiary, plus

(d)	the net reduction in Restricted Investments resulting from dividends, repayments of loans or advances, or other transfers of assets in each case to the Company or any of its Restricted Subsidiaries from any Person (including, without limitation, Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, to the extent such amounts have not been included in the calculation of Consolidated Net Income on or after the date hereof, plus

(e)	without duplication, in the event the Company or any Restricted Subsidiary of the Company makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary of the Company, an amount equal to the fair market value of the existing Investment in such Person that was previously treated as a Restricted Payment (items (b), (c), (d) and (e) being referred to as “Pre-MLP Incremental Funds”); or

(II)	during the period beginning on the date of the Qualified MLP IPO and thereafter, either:

(1) if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment (the “Trailing Four Quarters”) is not less than 2.50 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2) through (12) of Section 4.08(b)) with respect to the quarter for which such Restricted Payment is made, is less than the sum, without duplication, of:

(a)	Available Cash with respect to the Company’s most recently completed quarter; plus

(b)

100% of the aggregate net cash proceeds and the fair market value of any assets received by the Company after the date hereof (i) as a contribution to its equity capital or from the issue or sale of Equity Interests of the Company or (ii) from the issue or sale of Equity Interests of the MLP or any other direct or indirect parent of the Company to the extent such net cash proceeds or other assets are actually or effectively contributed to the Company as equity (other than (i) proceeds from the issue or sale of Disqualified Stock or (ii) proceeds from the Qualified MLP IPO equal to the principal amount of any Existing Second Lien Notes outstanding immediately prior to the Qualified MLP IPO) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests of the Company (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the Company), plus

(c)	the net cash proceeds and the fair market value of assets received by the Company or any Restricted Subsidiary of the Company from (i) the disposition, sale, liquidation, retirement or redemption of all or any portion of any Restricted Investment made after the date of the Qualified MLP IPO, net of disposition costs and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries, and repayments of loans or advances and releases of guarantees which constitute Restricted Investments by the Company or its Restricted Subsidiaries and (ii) the sale (other than to the MLP, the Company or a Restricted Subsidiary of the Company) of the Capital Stock of an Unrestricted Subsidiary, plus

(d)	the net reduction in Restricted Investments resulting from dividends, repayments of loans or advances, or other transfers of assets in each case to the Company or any of its Restricted Subsidiaries from any Person (including, without limitation, Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, to the extent such amounts have not been included in Available Cash for any period commencing on or after the date of the Qualified MLP IPO, plus

(e)	without duplication, in the event the Company or any Restricted Subsidiary of the Company makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary of the Company, an amount equal to the fair market value of the existing Investment in such Person that was previously treated as a Restricted Payment (items (b), (c), (d) and (e) being referred to as “Incremental Funds”), minus

(f)	the aggregate amount of Incremental Funds previously expended pursuant to this clause (II)(1) and clause (II)(2) below; or

(2) if the Fixed Charge Coverage Ratio for the Trailing Four Quarters is less than 2.50 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2) through (12) of Section 4.08(b)) with respect to the quarter for which such Restricted Payment is made, is less than the sum, without duplication, of:

(a)	$100 million less the aggregate amount of all prior Restricted Payments made by the Company and its Restricted Subsidiaries pursuant to this clause (II)(2)(a) since the date of the Qualified MLP IPO, plus

(b)	Incremental Funds to the extent not previously expended pursuant to this clause (II)(2) or clause (II)(1) above.

(b)	The restrictions in Section 4.08(a) hereof will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of its declaration or the giving of a redemption notice related thereto, as the case may be, if at the date of declaration or notice the payment would have complied with the provisions of this Indenture;

(2) the purchase, redemption, defeasance or other acquisition or retirement for value of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company, the acquisition of any Restricted Investment or the making of any other Restricted Payment, in each such case in exchange for, or out of the net cash proceeds of the substantially concurrent (a) contribution (other than from a Restricted Subsidiary of the Company) to the equity capital of the Company or (b) sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or any direct or indirect parent of the Company, with a sale being deemed substantially concurrent if such purchase, redemption, defeasance or other acquisition or retirement for value or other Restricted Payment occurs not more than 120 days after such sale; provided, however, that the amount of any such net cash proceeds that are utilized for any such purchase, redemption, defeasance or other acquisition or retirement for value or other Restricted Payment will be excluded (or deducted, if included) from the calculation of Available Cash and Incremental Funds;

(3) the payment, purchase, redemption, defeasance or other acquisition or retirement for value of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(4) the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company (or of the MLP or any other direct or indirect parent of the Company) held by any current, future or former director, officer, consultant or employee of the Company, any Restricted Subsidiary of the Company or any direct or indirect parent of the Company or any Restricted Subsidiary of the Company, or their estates or the beneficiaries of such estates (including the payment of dividends and distributions to the MLP or any other direct or indirect parent of the Company to enable the MLP or such other parent to repurchase Equity Interests owned by its directors, officers, consultants and employees), provided, however, that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any calendar year, plus up to $10.0 million that was unused in prior calendar years may be carried forward to successive calendar years and added to such amount; provided, further, that such amounts will be increased by the cash proceeds of key man life insurance policies received by the Company, its Restricted Subsidiaries or any other direct or indirect parent of the Company and contributed to the Company after the date hereof, provided, however, that the amount of any such cash proceeds that are utilized for any such purchase, redemption, defeasance or other acquisition or retirement for value will be excluded (or deducted, if included) from the calculation of Available Cash, Pre-MLP Incremental Funds and Incremental Funds;

(6) the purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon the exercise of unit options, warrants, incentives, rights to acquire Equity Interests or other convertible securities if such Equity Interests represent a portion of the exercise or exchange price thereof, and any purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of unit options, warrants, incentives or rights to acquire Equity Interests (and payment of dividends to (i) prior to the Qualified MLP IPO, the Company’s parent company and (ii) subsequent to the Qualified MLP IPO, the MLP, in either case for such purpose);

(7) any purchase, redemption, retirement, defeasance or other acquisition for value of any subordinated Indebtedness (i) at a purchase price not greater than 101% of the principal amount of such subordinated Indebtedness plus accrued interest in accordance with provisions similar to Section 4.16 hereof and (ii) at a purchase price not greater than 100% of the principal amount thereof plus accrued interest in accordance with provisions similar to Section 4.11 hereof; provided that, prior to or simultaneously with such purchase, redemption, retirement, defeasance or other acquisition, the Company shall have complied with Section 4.11 and Section 4.16 hereof, as the case may be, and repurchased all notes validly tendered for payment in connection with the Change of Control Offer or Asset Sale Offer, as the case may be;

(8) payments or distributions, in the nature of satisfaction of dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with Article 5 hereof;

(9) the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon exercise or conversion of securities exercisable or convertible into Equity Interests of the Company or any direct or indirect parent of the Company (and payment of dividends to any direct or indirect parent of the Company for such purpose);

(10) the declaration and payment of dividends or distributions by the Company or any Restricted Subsidiary to, or the making of loans to, the direct or indirect owners of the Company in amounts sufficient for such owners to pay, in each case, without duplication:

(a)	(1) franchise and excise taxes and other fees, taxes and expenses, in each case, to the extent required to maintain such owners’ existence; and (2) federal, foreign, state and local income taxes that would be payable by such owners on the income of the Company and its Subsidiaries without taking into account any other tax liabilities or tax assets, including net operating losses, of such owners; provided, that in each case, the amount of such payments or loans in any fiscal year does not exceed the amount that the Company and its Subsidiaries would be required to pay in respect of federal, foreign, state and local income taxes for such fiscal year were the Company and its Subsidiaries members of an affiliated, consolidated, combined, unitary or similar group of which the Company was the common parent;

(b)	(1) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent of the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries and (2) any reasonable and customary indemnification claims made by directors or officers of the Company or any direct or indirect parent of the Company;

(c)	general corporate administrative, operating and overhead costs and expenses of any direct or indirect parent of the Company;

(d)	fees and expenses related to any equity or debt offering, financing or acquisition by any direct or indirect parent of the Company (whether or not successful); and

(e)

in the period prior to the Qualified MLP IPO, principal, interest and premium, if any, on the Existing First Lien Notes, the Existing Second Lien Notes and Indebtedness under the Existing ABL Facility, whether at its Stated Maturity or upon redemption, repurchase, repayment, retirement, defeasance, discharge or other acquisition for value, and any fees and expenses incurred in connection therewith;

(11) during the period commencing on the date hereof and ending immediately prior to the Qualified MLP IPO, Restricted Payments in an aggregate amount not to exceed the amount of all Excluded Contributions; and

(12) the Qualified MLP IPO and transactions related thereto, and the MLP Formation Transactions and transactions related thereto;

provided that, except in the case of clause (1) or (10) of this Section 4.08(b), no Default (except a Reporting Default) or Event of Default has occurred and is continuing or would occur as a consequence thereof.

(c) The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment or the Restricted Investment proposed to be made or the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any Restricted Investment, assets or securities that are required to be valued by this covenant will be determined, in the case of amounts greater $40.0 million, by a majority of the disinterested members of the Board of Directors of the Company, the MLP or, prior to the Qualified MLP IPO, Coffeyville Resources (or its successor), whose determination shall be evidenced by a Board Resolution. In determining whether any Restricted Payment is permitted by Section 4.08 hereof, the Company and its Restricted Subsidiaries may allocate all or any portion of such Restricted Payment among the categories described in clauses (1) through (12) of Section 4.08(b) hereof or among such categories and the types of Restricted Payments described in Section 4.08(a) hereof (including categorization in whole or in part as a Permitted Investment); provided that, at the time of such allocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of this Section 4.08 and, provided further, that the Company and its Restricted Subsidiaries may reclassify all or a portion of such Restricted Payment or Permitted Investment in any manner that complies with this Section 4.08, and following such reclassification such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only the clause or clauses of this Section 4.08 to which such Restricted Payment or Permitted Investment has been reclassified. For purposes of this Indenture, no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company or a Guarantor solely by virtue of being unsecured or by virtue of being secured on a junior priority basis or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

Section 4.09 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b) The restrictions in Section 4.09(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements as in effect on the date of this Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements or the Indebtedness to which they relate; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in those agreements on the date of this Indenture;

(2) this Indenture, the Notes (and any Additional Notes), the Note Guarantees, the related security documents and Intercreditor Agreements and any Exchange Notes and exchange guarantees issued in exchange for the Notes and Note Guarantees;

(3) applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(4) any instrument governing Indebtedness or Capital Stock or any other agreement of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred or such agreement entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was otherwise permitted by the terms of this Indenture to be incurred; and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of any such instrument or agreement or any related Indebtedness, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in this Indenture or those agreements in effect at the time acquired;

(5) customary provisions in purchase and sale or exchange agreements, joint venture agreements or similar operating agreements or in licenses, easements or leases or other agreements, in each case entered into in the ordinary course of business;

(6) Capital Lease Obligations, operating leases, mortgage financings or purchase money obligations, in each case for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of Section 4.09(a) hereof;

(7) any agreement for the sale or other disposition of some or all of the Capital Stock of, or any property and assets of, a Restricted Subsidiary of the Company that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of Section 4.13 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements;

(11) any agreement or instrument relating to any property or assets acquired after the date of this Indenture, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisitions;

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13) any other agreement governing Indebtedness of the Company or any Restricted Subsidiary that is permitted to be incurred by Section 4.10 hereof; provided, however, that either (a) such encumbrances or restrictions are not materially more restrictive, taken as a whole, than those contained herein (with respect to other indentures) or (i) following the Qualified MLP IPO, the Credit Agreement (with respect to other credit facilities) and (ii) before the Qualified MLP IPO, the Existing ABL Facility (with respect to other credit facilities) or (b) such encumbrances or restrictions are ordinary and customary in light of the type of Indebtedness being incurred and the jurisdiction of the obligor and will not affect in any material respect the Company’s or any Guarantor’s ability to repay the Notes, as determined in good faith by the Company;

(14) consisting of customary restrictions pursuant to any Permitted Receivables Financing;

(15) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary thereof in any manner material to the Company or any Restricted Subsidiary thereof; and

(16) existing under the Intermediation Agreement.

For purposes of determining compliance with this Section 4.09, (1) the priority of any preferred stock in receiving dividends or liquidating distributions prior to distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Company or a Restricted Subsidiary of the Company to other Indebtedness incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 4.10 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), the Company will not issue any Disqualified Stock, and the Company will not permit any of its

Restricted Subsidiaries (other than a Guarantor) to issue any preferred stock; provided, however, that the Company and any Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Guarantor may issue preferred stock, if, for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, the Fixed Charge Coverage Ratio would have been at least 2.00 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b) The provisions of Section 4.10(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”) or the issuance of any Disqualified Stock or preferred securities described below:

(1) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness (including guarantees and letters of credit) under one or more Credit Facilities, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) and then outstanding does not exceed the greater of (a) $500.0 million and (b) the sum of (i) 90% of the book value of the Company’s and its Restricted Subsidiaries’ accounts receivable and (ii) 85% of the Company’s and its Restricted Subsidiaries’ inventory, calculated on a consolidated basis and in accordance with GAAP, in each case based on the Company’s balance sheet as of the end of the latest quarter for which the Company has internal financial statements available (and after giving pro forma effect to any acquisitions made subsequent to such balance sheet date; provided that any such adjustments shall be calculated in the manner provided in the definition of Fixed Charge Coverage Ratio);

(2) the incurrence by the Company or its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by the Company and the Guarantors of Indebtedness represented by (a) the Initial Notes and the related Note Guarantees and (b) the Exchange Notes and the related Note Guarantees issued pursuant to the Registration Rights Agreement;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (including Indebtedness represented by Capital Lease Obligations, Attributable Debt, mortgage financings or purchase money obligations) or the issuance by the Company or any of its Restricted Subsidiaries of Disqualified Stock or the issuance by any Restricted Subsidiary of preferred stock, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, repair or improvement of property (real or personal), plant or equipment or other assets used in the business of the Company or such Restricted Subsidiary (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets), including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund any Indebtedness incurred pursuant to this clause (4), provided that after giving effect to any such incurrence, the principal amount of all Indebtedness incurred pursuant to this clause (4) and then outstanding does not exceed the greater of (a) $60.0 million and (b) 3.5% of the Company’s Consolidated Net Tangible Assets at such time;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to, extend,

refinance, renew, replace, defease or refund Indebtedness that was permitted by this Indenture to be incurred (or Disqualified Stock or preferred stock permitted to be issued) under Section 4.10(a) hereof or clauses (2) or (3) of this Section 4.10(b) or this subclause 4.10(b)(5);

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(A) if the Company is the obligor on such Indebtedness and a Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, or if a Guarantor is the obligor on such Indebtedness and neither the Company nor another Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Note Guarantee of such Guarantor; and

(B)(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this subclause 4.10(b)(6);

(7) the incurrence by the Company or any of its Restricted Subsidiaries of obligations under Hedging Contracts in the ordinary course of business and not for speculative purposes, including any obligations with respect to letters of credit issued in connection therewith;

(8) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this Section 4.10;

(9) the incurrence by the Company or any of its Restricted Subsidiaries of obligations relating to net Hydrocarbon balancing positions arising in the ordinary course of business;

(10) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety and similar bonds issued for the account of the Company and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of the Company or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);

(11) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of any preferred securities; provided, however, that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such preferred securities being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(B) any sale or other transfer of any such preferred securities to a Person that is not either the Company or a Restricted Subsidiary of the Company,

shall be deemed, in each case, to constitute an issuance of such preferred securities by such Restricted Subsidiary that was not permitted by this subclause 4.10(b)(11);

(12) Acquired Debt incurred by the Company or a Restricted Subsidiary, provided that, after giving effect to the related merger or acquisition transaction, on a pro forma basis, either (a) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.10(a) hereof or (b) the Fixed Charge Coverage ratio for the Company would not be less than immediately prior to such transactions;

(13) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness, including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund any Indebtedness incurred under this clause (13), does not exceed the greater of $40.0 million and 2.5% of the Company’s Consolidated Net Tangible Assets;

(14) Indebtedness incurred by the Company or any Restricted Subsidiary of the Company to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes;

(15) Indebtedness of the Company or any Restricted Subsidiary of the Company consisting of obligations to pay insurance premiums or take-or-pay obligations contained in supply arrangements incurred in the ordinary course of business;

(16) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities, and reinvestment obligations related thereto, entered into in the ordinary course of business;

(17) Guarantees (a) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees that, in each case, are non-Affiliates or (b) otherwise constituting Investments permitted hereunder;

(18) Indebtedness of Foreign Subsidiaries incurred in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund any Indebtedness incurred under this clause (18), not to exceed as of any date of incurrence $40.0 million;

(19) Indebtedness issued by the Company or any of its Restricted Subsidiaries to any current, future or former director, officer, consultant or employee of the Company, the direct or indirect parent of the Company or any Restricted Subsidiary of the Company (or any of their Affiliates), or their estates or the beneficiaries of such estates to finance the purchase, redemption, acquisition or retirement for value of Equity Interests permitted by Section 4.08(b)(5) hereof, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund any Indebtedness incurred under this clause (19), not to exceed $5.0 million as of any date of incurrence;

(20) Contribution Indebtedness;

(21)(a) Indebtedness incurred in connection with any Sale and Leaseback Transaction and any refinancing, refunding, renewal or extension of any such Indebtedness, provided that, except to the extent otherwise permitted hereunder, the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and the direct and contingent obligors with respect to such Indebtedness are not changed; (b) Indebtedness in respect of overdraft facilities, employee credit card programs and other cash management arrangements in the ordinary course of business; and (c) Indebtedness representing deferred compensation to employees of the Company (or any direct or indirect parent of the Company) and its Restricted Subsidiaries incurred in the ordinary course of business; and

(22) cash management obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts.

For purposes of determining compliance with this Section 4.10, in the event that an item of Indebtedness (including Acquired Debt), Disqualified Stock or preferred stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (22) of Section 4.10(b), or is entitled to be incurred pursuant to Section 4.10(a) hereof, the Company will be permitted to divide and classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness, Disqualified Stock or preferred stock in any manner that complies with this Section 4.10 (including in part pursuant to one or more clauses and/or in part pursuant to Section 4.10(a) hereof). Any Indebtedness under the Credit Agreement shall be considered incurred under Section 4.10(b)(1) hereof and may not be later classified or reclassified pursuant to Section 4.10(a) hereof.

(c) The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.10, provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued. Further, the accounting reclassification of any obligation of the Company or any of its Restricted Subsidiaries as Indebtedness will not be deemed an incurrence of Indebtedness for purposes of this Section 4.10.

(d) For purposes of determining any particular amount of Indebtedness, any Guarantees, Liens or obligations with respect to letters of credit, in each case, supporting Indebtedness otherwise included in the determination of such particular amount, will not be included. In addition, notwithstanding any other provision of this Section 4.10, the maximum amount of Indebtedness that may be incurred pursuant to this covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.11 Asset Sales.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or a Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) the fair market value is determined by the Board of Directors of the Company if the value is $50.0 million or more and evidenced by a resolution of the Board of Directors; and

(3) at least 75% of the aggregate consideration received by the Company and its Restricted Subsidiaries in the Asset Sale is in the form of cash, Cash Equivalents or Replacement Assets. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities (as shown on the Company’s or any Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto, or as would be shown on such balance sheet or footnotes if such liability was incurred subsequent to the date of such balance sheet), of the Company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms contractually subordinated in right of payment to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Company or such Subsidiary from further liability, or that are otherwise released or assumed;

(b)	any securities, notes or other obligations received by the Company or any Restricted Subsidiary from such transferee that are, within 210 days after the Asset Sale, converted by the Company or such Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion; and

(c)	any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at the time outstanding, not to exceed the greater of (x) $30 million and (y) 1.75% of the Company’s Consolidated Net Tangible Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(b) Within 365 days after the receipt of any Net Proceeds from an Asset Sale other than a Sale of Collateral, the Company or any Restricted Subsidiary may apply such Net Proceeds at its option to any combination of the following:

(1)(i) until the Collateral Release Event, to repay, redeem, repurchase or otherwise retire any ABL Debt, any Pari Passu Debt or the Notes, and, to the extent there is no such secured Indebtedness outstanding, to repay, redeem, repurchase or otherwise retire Senior Debt of Coffeyville Resources or any of its Subsidiaries; and (ii) subsequent to the Collateral Release Event, to repay, redeem, repurchase or otherwise retire any Senior Debt of the Company or any of its Subsidiaries, including the Notes;

(2) to acquire all or substantially all of the properties or assets of a Person primarily engaged in a Permitted Business if, after giving effect to such acquisition, such Person is or becomes a Restricted Subsidiary of the Company;

(3) to acquire any Capital Stock of a Person operating a Permitted Business, if, after giving effect to such acquisition, such Person operating a Permitted Business is or becomes a Restricted Subsidiary of the Company;

(4) to make capital expenditures in respect of the Company’s or its Restricted Subsidiaries’ Permitted Business or make an Investment in Replacement Assets; or

(5) to acquire other assets that are used or useful in a Permitted Business or make an Investment in assets that will be used or useful in the Company’s business.

The requirement of clauses (2) through (5) of this Section 4.11(b) shall be deemed to be satisfied if a bona fide binding contract committing to make the acquisition, purchase, Investment or expenditure referred to therein is entered into by the Company (or any Restricted Subsidiary) within the time period specified in this Section 4.11(b) and such Net Proceeds are subsequently applied in accordance with such contract within six months following the date such agreement is entered into. Pending the final application of any such Net Proceeds, the Company may utilize such Net Proceeds in any manner that is not prohibited by this Indenture.

(c) Within 365 days after the receipt of any Net Proceeds from an Asset Sale that constitutes a Sale of Collateral, the Company (or the Restricted Subsidiary that owned those assets, as the case may be) shall apply those Net Proceeds at its option to any combination of the following:

(1)(i) until the Collateral Release Event, to repay, redeem, repurchase or otherwise retire any ABL Debt or Pari Passu Debt, and (ii) subsequent to the Collateral Release Event, to repay, redeem, repurchase or otherwise retire any secured Indebtedness of the Company or any of its subsidiaries and, to the extent all of such secured indebtedness is repaid, redeemed, repurchased or otherwise retired, to repay, redeem, repurchase or otherwise retire Senior Debt of the Company or any of its Subsidiaries, including the Notes;

(2) to repay any Indebtedness secured by a Permitted Lien on any Collateral that was sold in such Asset Sale;

(3) to make an Investment in other assets or property that would constitute Collateral;

(4) to acquire all or substantially all of the properties or assets of a Person primarily engaged in a Permitted Business if, after giving effect to such acquisition, such Person is or becomes a Guarantor or is merged into or consolidated with the Company or another Guarantor;

(5) to acquire any Capital Stock of a Person operating a Permitted Business if, after giving effect to such acquisition, such Person operating a Permitted Business is or becomes a Guarantor or is merged into or consolidated with the Company or another Guarantor;

(6) to make capital expenditures with respect to assets that constitute Collateral or make an Investment in Replacement Assets; or

(7) to acquire other assets that constitute Collateral and that are used or useful in a Permitted Business.

The requirement of clauses (3) through (7) of this Section 4.11(c) hereof shall be deemed to be satisfied if a bona fide binding contract committing to make the acquisition, purchase, Investment or expenditure referred to therein is entered into by the Company (or any Restricted Subsidiary) within the time period specified in the preceding paragraph and such Net Proceeds are subsequently applied in accordance with such contract within six months following the date such agreement is entered into. Pending the final application of any such Net Proceeds, the Company may use such Net Proceeds in any manner that is not prohibited by this Indenture.

(d) Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.11(b) or Section 4.11(c) hereof will constitute “Excess Proceeds” (it being understood that any portion of such Net Proceeds used to make an offer to purchase notes as described in Sections 4.11(b)(1) and 4.11(c)(1) shall be deemed to have been invested whether or not such offer is accepted).

(e) Within 10 business days after the aggregate amount of Excess Proceeds exceeds $25.0 million (or, at the Company’s option, on any earlier date or for any lesser amount), the Company will make an offer (the “Asset Sale Offer”) to all Holders of Notes and all holders of other Pari Passu Debt containing provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets, to purchase, prepay or redeem the maximum principal amount of notes and such other Pari Passu Debt (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of settlement, and will be payable in cash. If any Excess Proceeds remain after the consummation of an Asset Sale Offer, the Company or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other Pari Passu Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and the Trustee or agent for such other Pari Passu Debt shall select such Pari Passu Debt to be purchased on a pro rata basis (except that any Notes represented by a note in global form will be selected by such method as DTC or its nominee or successor may require or, where such nominee or successor is the Trustee, a method that most nearly approximates pro rata selection as the Trustee deems fair and appropriate) but with such adjustments as necessary so that no Notes or other Pari Passu Debt is purchased in part in an authorized denomination, based on the amounts tendered or required to be prepaid or redeemed. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(f) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.09 hereof or this Section 4.11, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 hereof or this Section 4.11 by virtue of such compliance

(g) For avoidance of doubt, nothing in this Indenture or in the security documents prohibits the sale by Coffeyville Resources of common units representing limited partner interests which it holds in CVR Partners. To the extent that any Capital Stock of CVR Partners constitutes a portion of the Collateral for the Notes, such Collateral will be automatically released, without any action of any party, upon the sale, disposition or other transfer by Coffeyville Resources of such Capital Stock.

Section 4.12 Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, loan, advance or guarantee with any Affiliate of the Company (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(2) the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an Officer’s Certificate certifying that such Affiliate Transaction complies with this covenant; and

(3) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $40.0 million, the Company must obtain a resolution of the Board of Directors of the Company, the MLP or, prior to the Qualified MLP IPO, Coffeyville Resources (or its successor) certifying that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company, the MLP or, prior to the Qualified MLP IPO, Coffeyville Resources (or its successor).

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.12(a) hereof:

(1) any employment, equity award, equity option or equity appreciation agreement or plan, or any consulting, service or termination agreement, or any customary indemnification arrangement or agreement, entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business, and any payments or other awards made pursuant to any of the foregoing;

(2) transactions between or among any of the Company and its Restricted Subsidiaries and any Guarantor;

(3) transactions with a Person that is an Affiliate of the Company solely because the Company owns, directly or indirectly, an Equity Interest in, or controls, such Person;

(4) contracts, instruments or other agreements or arrangements, and transactions effected in accordance therewith, in each case as such contracts, instruments or other agreements or arrangements are in effect on the date hereof, and any amendment or replacement of any of such agreements so long as such amendment or replacement agreement is not materially more disadvantageous to the Company and its Restricted Subsidiaries than the agreement so amended or replaced as reasonably determined by the Company;

(5) customary compensation, indemnification and other benefits made available to current, former and future officers, directors or employees of the Company or a Restricted Subsidiary or Affiliate of the Company, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance;

(6) sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company and any agreement that provides customary registration rights to the equity holders of the Company or any direct or indirect parent of the Company and the performance of such agreements;

(7) Restricted Payments that are permitted by Section 4.08 hereof (including any payments that are excluded from the definition of Restricted Payment and Restricted Investment) or Permitted Investments;

(8) subsequent to the Qualified MLP IPO, reimbursement of expenses incurred by the General Partner in operating the business and operations of the MLP and the Company, including without limitation payments to the General Partner and its directors and officers as indemnification payments, in each case in accordance with the Partnership Agreement;

(9) in the case of contracts for the purchase or sale of Hydrocarbons or activities or services reasonably related thereto, or other operational contracts, any such contracts that are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by the Company or any of its Restricted Subsidiaries with third parties or otherwise on terms not materially less favorable to the Company and its Restricted Subsidiaries taken as a whole than those that would be available in a transaction with an unrelated third party in the view of the Company;

(10) any guarantee by the MLP or any direct or indirect parent of the Company of Indebtedness or other obligations of the Company or any Restricted Subsidiary (which Indebtedness or obligation is not prohibited hereunder);

(11) transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of (i) prior to the Qualified MLP IPO, CVR Energy, (ii) the MLP, (iii) the Company or (iv) any of the Company’s Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(12) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services in the ordinary course of business on terms not materially less favorable as might reasonably have been obtained at such time from a Person that is not an Affiliate of the Company, as determined in good faith by the Company;

(13) transactions or agreements in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an independent financial advisor stating that such transaction or agreement is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 4.12(a)(1) hereof;

(14) any contribution to the common equity capital of the Company or any Restricted Subsidiary;

(15) any transaction with any Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction;

(16) any transaction related to the Equity Interests of any Unrestricted Subsidiary;

(17) payments by the Company (or any other direct or indirect parent of the Company) or any of its Restricted Subsidiaries pursuant to any tax sharing, allocation or similar agreement;

(18) sales of accounts receivable, or participations therein, or any related transaction, in connection with any Permitted Receivables Financing;

(19) any transactions with or among CVR Energy and its Subsidiaries in connection with the Qualified MLP IPO and transactions related thereto and the MLP Formation Transactions and transactions related thereto, including without limitation the execution of any agreements or documents necessary to release the Guarantee and Liens of Coffeyville Resources in connection with the Qualified MLP IPO;

(20) transactions permitted by, and complying with, the provisions of Section 5.01 hereof; and

(21) subsequent to the Qualified MLP IPO, any transactions with CVR Energy, Coffeyville Resources, the MLP and their respective Subsidiaries which are otherwise permitted hereunder, and pursuant to the services agreement and omnibus agreement, as they may be amended from time to time.

Section 4.13 Liens.

The Company will not, and will not permit any of the Guarantors that is a Subsidiary of the Company to, create, incur, assume or otherwise cause to become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness or Attributable Debt upon any of their property or assets, now owned or hereafter acquired, unless the Notes or any Note Guarantee of such Guarantor, as applicable, is secured on an equal and ratable basis with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Notes or such Note Guarantee, as the case may be) the obligations so secured until such time as such obligations are no longer secured by a Lien. When such other obligations are no longer secured by such Lien, the Lien for the benefit of the Notes will automatically be released.

Section 4.14 Business Activities.

(a) The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

(b) Finance Corp. may not incur Indebtedness (other than Existing Indebtedness) unless (1) the Company is a co-obligor or guarantor of such Indebtedness or (2) the net proceeds of such Indebtedness are loaned or distributed to the Company, used to acquire outstanding debt securities issued by the Company or used to repay Indebtedness of the Company as permitted under Section 4.10 hereof. Finance Corp. may not engage in any business not related directly or indirectly to obtaining money or arranging financing for the Company or its Restricted Subsidiaries and activities incidental thereto (other than activities related to the Existing Indebtedness).

Section 4.15 Corporate Existence.

Subject to Article 5 hereof, the Issuers shall do or cause to be done all things necessary to preserve and keep in full force and effect their corporate, limited liability company, partnership or other existence, and the corporate, partnership or other existence of each of the Guarantors that are Subsidiaries of the Company, in accordance with their respective organizational documents (as the same may be amended from time to time); provided, however, that the Company shall not be required to preserve any such corporate, limited liability company, partnership or other existence of any of its Subsidiaries, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole. Notwithstanding the foregoing, nothing in this Section 4.15 shall prohibit the Qualified MLP IPO and transactions related thereto and the MLP Formation Transactions and transactions related thereto.

Section 4.16 Offer to Repurchase Upon Change of Control.

(a) If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in this Section 4.16. In the Change of Control Offer, the Company will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Settlement Date.

(b) No later than 30 days following any Change of Control (or prior to the Change of Control if a definitive agreement is in place for the Change of Control), the Company will send a notice to each Holder and the Trustee electronically or by first class mail or otherwise in accordance with the procedures of DTC describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes as of the Change of Control Settlement Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by this Section 4.16 and described in such notice.

(c) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of this Indenture by virtue of such compliance.

(d) On or before the Change of Control Settlement Date, the Company will, to the extent lawful, accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer. Promptly thereafter on the Change of Control Settlement Date, the Company will:

(1) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

(e) The Paying Agent will promptly after the Change of Control mail or wire transfer to each Holder of Notes properly tendered and so accepted the Change of Control Payment for such Notes (or, if all the Notes are then in global form, make such payment through the facilities of DTC), and the Trustee will authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. Any Note so accepted for payment will cease to accrue interest on and after the Change of Control Settlement Date.

(f) The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of this Indenture are applicable.

(g) The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in this Section 4.16 applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, (2) a notice of redemption has been given for all of the Notes pursuant to Section 3.07 hereof, unless and until there is a default in payment of the applicable redemption price or (3) the Notes have been satisfied and discharged in accordance with Section 12.01 hereof.

(h) Notwithstanding anything to the contrary contained in this Indenture, a Change of Control Offer by the Company or a third party may be made in advance of a Change of Control, subject to one or more conditions precedent, including but not limited to the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

(i) In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding Notes accept a Change of Control Offer and the Company purchases all of the Notes held by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described in this Section 4.16, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the Notes that remain outstanding, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Section 4.17 Additional Note Guarantees.

If, after the date of this Indenture, any Restricted Subsidiary of the Company that is not already a Guarantor guarantees any Indebtedness of either of the Issuers or any Guarantor, or any Domestic Subsidiary, if not then a Guarantor, incurs any Indebtedness under the Credit Agreement, then in either case that Domestic Subsidiary will become a Guarantor by executing a supplemental indenture in substantially the form of Exhibit F hereto and delivering it to the Trustee within 45 days of the date on which it guaranteed or incurred such Indebtedness, as the case may be. In addition, upon the consummation of the Qualified MLP IPO, the MLP shall become a Guarantor by executing a supplemental indenture and delivering it to the Trustee within 45 days of such consummation. Any guarantee shall be subject to release as described in Article 11. Any Excluded Subsidiary need not become a Guarantor under this Indenture.

Section 4.18 Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated as an Unrestricted Subsidiary will be deemed to be either an Investment made as of the time of the designation that will reduce the amount available for Restricted Payments under Section 4.08(a) hereof or represent one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary.

(b) The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.10 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence following such designation.

(c) Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.08 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.10 hereof, the Company will be in default of such covenant.

Section 4.19 Covenant Suspension.

(a) If at any time (1) the rating assigned to the Notes by both S&P and Moody’s is an Investment Grade Rating (or, if either such entity ceases to rate the Notes for reasons outside of the control of the Company, the Notes also receive the equivalent investment grade credit rating from another “nationally recognized statistical rating organization” within the meaning of the Exchange Act and the rules and regulations thereunder selected by the Company as a replacement agency) and (2) no Default has occurred and is continuing hereunder, the Company and its Restricted Subsidiaries will no longer be subject to the following provisions of this Indenture (collectively, the “Suspended Covenants”):

•	Section 4.08 (“Restricted Payments”);

•	Section 4.09 (“Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”);

•	Section 4.10 (“Incurrence of Indebtedness and Issuance of Preferred Stock”);

•	Section 4.11 (“Asset Sales”);

•	Section 4.12 (“Transactions with Affiliates”);

•	Section 4.14 (“Business Activities”);

•	Section 4.18 (“Designation of Restricted and Unrestricted Subsidiaries”); and

•	Section 5.01(a)(4) (Clause (4) of paragraph (a) of “Merger, Consolidation or Sale of Assets”).

(b) After the foregoing covenants have been suspended, the Company may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the definition of Unrestricted Subsidiary.

(c) Thereafter, if either S&P or Moody’s (or such other replacement agency) downgrades the ratings assigned to the Notes below the Investment Grade Rating, the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, subject to the terms, conditions and obligations set forth herein (each such date of reinstatement being the “Reinstatement Date”), provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist or have occurred under this Indenture, the Notes or the Note Guarantees with respect to the foregoing suspended covenants based on, and neither Issuer nor any of the Restricted Subsidiaries or Guarantors shall bear any liability for, any actions taken or events occurring during the period the foregoing covenants were suspended, or any actions taken at any time pursuant to any contractual obligation arising prior to the date the foregoing covenants were reinstated, regardless of whether such actions or events would have been permitted if the applicable suspended covenants remained in effect during such period.

(d) On the date the foregoing covenants are reinstated, all Indebtedness incurred during the suspension period will be deemed to have been outstanding on the date of this Indenture, so that it is classified as permitted under clause (2) of Section 4.10(b) hereof, and all Liens, Investments and affiliate transactions in existence at such time will be deemed to have been outstanding on the date hereof. Compliance with the Suspended Covenants with respect to Restricted Payments made after the Reinstatement Date will be calculated in accordance with the terms of Section 4.08 hereof as though such covenant had not been in effect during the entire period of time that the covenants were suspended and no Default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended.

ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Consolidation or Sale of Assets.

(a) Neither of the Issuers may, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Issuer is the survivor); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person, unless:

(1) either: (a) such Issuer is the survivor; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state or territory of the United States or the District of Columbia; provided, however, that Finance Corp. may not consolidate or merge with or into any Person other than a corporation satisfying such requirement so long as the Company is not a corporation (unless a different Subsidiary of the Company which is a corporation becomes a co-issuer of the Notes in lieu of Finance Corp.);

(2) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of such Issuer under the Notes, this Indenture, the Registration Rights Agreement and any applicable intercreditor agreement (if then in effect) pursuant to a supplement to this Indenture;

(3) immediately after such transaction, no Event of Default exists;

(4) in the case of a transaction involving the Company and not Finance Corp., either:

(a) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.10(a) hereof; or

(b) immediately after giving effect to such transaction and any related financing transactions on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, will be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately before such transactions; and

(5) such Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with this Indenture.

(b) Notwithstanding the restrictions described in Section 5.01(a)(4) hereof, any Restricted Subsidiary (other than Finance Corp.) may consolidate with, merge into or dispose of all or part of its properties and assets to the Company without complying with Section 5.01(a)(4) in connection with any such consolidation, merger or disposition. In addition, nothing herein shall prohibit the Qualified MLP IPO and transactions related thereto, and the MLP Formation Transactions and transactions related thereto.

(c) Notwithstanding Section 5.01(a) hereof, the Company is permitted to reorganize as any other form of entity, provided that:

(1) the reorganization involves the conversion (by merger, sale, contribution or exchange of assets or otherwise) of the Company into a form of entity other than a limited partnership formed under Delaware law;

(2) the entity so formed by or resulting from such reorganization is an entity organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia;

(3) the entity so formed by or resulting from such reorganization assumes all the obligations of the Company under the Notes, this Indenture and the Registration Rights Agreement pursuant to the terms of the Notes, this Indenture and the Registration Rights Agreement;

(4) immediately after such reorganization no Default or Event of Default exists; and

(5) such reorganization is not materially adverse to the Holders or Beneficial Owners of the Notes (for purposes of this clause (5) a reorganization will not be considered materially adverse to the Holders or Beneficial Owners of the Notes solely because the successor or survivor of such reorganization (a) is subject to federal or state income taxation as an entity or (b) is considered to be an “includible corporation” of an affiliated group of corporations within the meaning of Section 1504(b) of the Code or any similar state or local law).

Section 5.02 Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein, and thereafter (except in the case of a lease of all or substantially all of the Company’s assets), the Company will be relieved of all obligations and covenants under this Indenture and the Notes.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

(a) Each of the following is an “Event of Default”:

(1) default for 30 consecutive days in the payment when due of interest on the Notes;

(2) default in payment when due of the principal of, or premium, if any, on the Notes;

(3) failure by the Company to comply with the provisions of Sections 4.11, 4.16 or 5.01 hereof for 30 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding;

(4) failure by the Company for 180 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with the provisions of Sections 4.03 or 4.04 hereof;

(5) failure by the Issuers for 60 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with any of their other agreements herein;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary), other than, in each case, Indebtedness owing to the Company or any of its Restricted Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the date hereof, if that default:

(a) is caused by a failure to make any payment when due at the final maturity of such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more; provided, however, that if any such Payment Default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 60 days from the continuation of such Payment Default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(7) failure by the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary to pay non-appealable final judgments aggregating in excess of $50.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer), which judgments are not paid, discharged or stayed for a period of 60 days after such judgments have become final and non-appealable;

(8) the occurrence of any of the following prior to the occurrence of the Collateral Release Event:

(a) except as permitted herein or by the relevant security documents, any security document ceases for any reason to be fully enforceable in any material respect; provided, that it will not be an Event of Default under this Section 6.01(a)(8)(a) if the sole result of the failure of one or more security documents to be fully enforceable in any material respect is that any Lien purported to be granted under such security documents on Collateral, individually or in the aggregate, having a fair market value of not more than $60.0 million ceases to be an enforceable and perfected Lien, subject only to Permitted Liens;

(b) except as permitted herein or by the relevant security documents, any Lien for the benefit of the Holders of the Notes purported to be granted under any security document on Collateral, individually or in the aggregate, having a fair market value in excess of $60.0 million ceases to be an enforceable and perfected Lien in any material respect, subject only to Permitted Liens, and such condition continues for 60 days after written notice by the Trustee or the Collateral Trustee of failure to comply with such requirement; provided that it will not be an Event of Default under this Section 6.01(a)(8)(b) if such condition results from the action or inaction of the Trustee or the Collateral Trustee; or

(c) the Company or any Restricted Subsidiary of the Company that is a Significant Subsidiary, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any material obligation of the Company or such Restricted Subsidiary set forth in or arising under any security document for the benefit of the Holders of the Notes.

(9) the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(a) commences a voluntary case,

(b) consents to the entry of an order for relief against it in an involuntary case,

(c) consents to the appointment of a custodian of it or for all or substantially all of its property,

(d) makes a general assignment for the benefit of its creditors, or

(e) generally is not paying its debts as they become due;

(10) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a) is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(b) appoints a custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or

(c) orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(11) except as permitted by this Indenture, any Note Guarantee of a Guarantor that is a Significant Subsidiary of the Company (or any group of Guarantors that would collectively constitute a Significant Subsidiary of the Company) is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect in any material respect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee if, in each such case, such Default continues for 20 days after written notice of such Default shall have been given to the Trustee.

Section 6.02 Acceleration.

(a) In the case of an Event of Default arising from events specified in Sections 6.01(a)(9) or 6.01(a)(10) hereof, with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of the Company’s Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary of the Company, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Company specifying the Event of Default. Upon any such declaration, the Notes shall become due and payable immediately.

(b) Holders of the Notes may not enforce this Indenture or the Notes except as provided herein. The Trustee may withhold notice of any continuing Default or Event of Default from Holders of the Notes if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or interest or premium, if any, on, the Notes. In addition, the Trustee shall have no obligation to accelerate the Notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of the Notes.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium on, if any, or interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration, if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal of, premium or interest, if any, on the Notes that has become due solely because of the acceleration) have been cured or waived. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct in writing the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

Section 6.06 Limitation on Suits.

No Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5) during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

Section 6.07 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, premium on, if any, or interest, if any, on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or Section 6.01(a)(2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium on, if any, and interest, if any, remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

Subject to the provisions contained in the Intercreditor Agreements, if the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First: to the Trustee (acting in any capacity hereunder), its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, if any, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

(e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights or powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security or indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

(f) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security satisfactory to the Trustee against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g) The Trustee may employ or retain accountants, appraisers or other experts or advisers as it may reasonably require for purposes of determining and discharging its rights and duties hereunder and shall not be responsible for any misconduct on the party of any of them.

(h) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(j) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(k) The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture (i.e. an Incumbency Certificate).

(l) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m) The Trustee and the Collateral Trustee shall not be bound to make any investigation into (i) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any security documents, (ii) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of this Indenture, the security documents or any other agreement, instrument or document, (iii) the creation, perfection or priority of any Lien purported to be created by the security documents, (iv) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in any security documents, other than to confirm receipt of items expressly required to be delivered to the Collateral Trustee.

(n) The provisions of this Section 7.02 shall survive satisfaction and discharge or the termination, for any reason, of this Indenture and the resignation and/or removal of the Trustee.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any Affiliate of the Issuers with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest (as defined in the TIA) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if this Indenture has been qualified under the TIA) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04 Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, or premium or interest, if any, on, any Note, the Trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06 Reports by Trustee to Holders of the Notes.

(a) Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee will mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA §313(a) (but if no event described in TIA §313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also will comply with TIA §313(b)(2). The Trustee will also transmit by mail all reports as required by TIA §313(c).

(b) A copy of each report at the time of its mailing to the Holders of Notes will be mailed by the Trustee to the Company and filed by the Trustee with the SEC and each stock exchange on which the Notes are listed in accordance with TIA §313(d). The Company will promptly notify the Trustee when the Notes are listed on any stock exchange.

Section 7.07 Compensation and Indemnity.

(a) The Company will pay to the Trustee (acting in any capacity hereunder), as agreed to in writing from time to time, compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services as agreed to in writing by the parties. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b) The Company and the Guarantors will indemnify the Trustee (acting in any capacity hereunder) against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence or willful misconduct. The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder. The Company or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Company will pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld. Notwithstanding anything herein to the contrary, the Company need not reimburse any expense or indemnity against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or gross negligence.

(c) The obligations of the Company and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture.

(d) To secure the Company’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, premium or interest, if any, on, particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in clause (9) or (10) of Section 6.01(a) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f) The Trustee will comply with the provisions of TIA §313(b)(2) to the extent applicable.

Section 7.08 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing not less than thirty (30) days prior to the effective date of such removal. The Company may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10 hereof;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may, at the Company’s expense, appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may, at the Company’s expense, petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.

(g) Upon the retirement or removal of the Trustee hereunder, the retired or removed Trustee shall have no responsibility or liability for any action or inaction of a successor Trustee.

Section 7.09 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.10 Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

This Indenture will always have a Trustee who satisfies the requirements of TIA §310(a)(1), (2) and (5). The Trustee is subject to TIA §310(b).

Section 7.11 Preferential Collection of Claims Against the Issuers.

The Trustee is subject to TIA §311(a), excluding any creditor relationship listed in TIA §311(b). A Trustee who has resigned or been removed shall be subject to TIA §311(a) to the extent indicated therein.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuers may at any time, at the option of the Company’s Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) and cure all then existing Events of Default on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture and to have cured all then outstanding Events of Default (and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, and premium or interest, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2) the Issuers’ obligations with respect to such Notes under Sections 2.06, 2.07, 2.10 and 4.02 hereof;

(3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith;

(4) this Article 8; and

(5) Section 3.07 hereof, to the extent that such Legal Defeasance is to be effected together with a redemption.

Subject to compliance with this Article 8, the Issuers may exercise their option under this Section 8.02 notwithstanding the prior exercise of the option under Section 8.03 hereof.

Section 8.03 Covenant Defeasance.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.03, 4.04, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17 and 4.18 hereof and Section 5.01(a)(4) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuer and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(a)(3) through 6.01(a)(8) and 6.01(a)(11) hereof will not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

(a) In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment banking firm, appraisal firm, or firm of independent public accountants, to pay the principal of, and premium and interest, if any, on, the outstanding Notes on the date of fixed maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes are being defeased to the date of fixed maturity or to a particular redemption date;

(2) in the case of an election under Section 8.02 hereof, the Issuers must deliver to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions:

(A) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling; or

(B) since the date of this Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of an election under Section 8.03 hereof, the Company must deliver to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound (other than that resulting with respect to any Indebtedness being defeased from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to such Indebtedness, and the granting of Liens in connection therewith);

(6) the Issuers must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of Notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or others;

(7) if the Notes are to be redeemed prior to their Stated Maturity, the Company must deliver to the Trustee instructions to redeem all of the Notes on the specified redemption date pursuant to the terms hereof; and

(8) the Issuers must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

(b) The Collateral will be released from the Lien securing the Notes upon a Legal Defeasance or Covenant Defeasance in accordance with this Article 8.

Section 8.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Issuers will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuers from time to time upon the request of the Issuers any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal or valuation firm, expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a)(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to Company.

Subject to any applicable laws relating to abandoned property, any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium on or interest, if any, on, any Note and remaining unclaimed for two years after such principal, premium or interest, if any, has become due and payable shall be paid to the Issuers on their request or (if then held by the Issuers) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, will thereupon cease.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuers make any payment of principal of, premium, if any, on, or interest, if any, on, any Note following the reinstatement of its obligations, the Issuers will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, without the consent of any Holder of Notes, the Issuers, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes, the Note Guarantees or the security documents:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of an Issuer’s or Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of such Issuer’s or Guarantor’s properties or assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights hereunder of any such Holder taken as a whole in any material respect;

(5) to secure the Notes or the Note Guarantees pursuant to the requirements of Section 4.13 hereof;

(6) to provide for the issuance of Additional Notes and related guarantees (and the grant of security for the benefit of the Additional Notes and related guarantees) in accordance with the limitations set forth herein;

(7) to add any additional Guarantor or to evidence the release of any Guarantor from its Note Guarantee, in each case as provided herein;

(8) to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA;

(9) to evidence or provide for the acceptance of appointment hereunder of a successor trustee or evidence and provide for a successor or replacement Collateral Trustee under the security documents;

(10) to make, complete or confirm any grant of Collateral permitted or required by the Indenture or any of the security documents or any release of Collateral that becomes effective as set forth herein or in any of the security documents;

(11) to conform the text of this Indenture, the Note Guarantees, the Notes or any security document related to the Notes to any provision of the “Description of Notes” in the Offering Circular, as provided to the Trustee in an Officer’s Certificate;

(12) to add additional secured parties to the extent Liens securing obligations held by such parties are permitted hereunder;

(13) to mortgage, pledge, hypothecate or grant a security interest for the benefit of the Trustee and the Holders of the Notes as additional security for the payment and performance of the Issuers’ and any Guarantor’s obligations hereunder, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee or the Collateral Trustee in accordance with the terms of this Indenture or otherwise;

(14) to provide for the succession of any parties to the security documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of any agreement in accordance with the terms of this Indenture and the relevant security document;

(15) to add covenants for the benefit of the Holders or surrender any right or power conferred upon either Issuer or any Guarantor;

(16) to provide for the assumption by one or more successors of the obligations of any of the Guarantors under this Indenture and the Note Guarantees;

(17) to provide for the issuance of Exchange Notes in accordance with the terms of this Indenture;

(18) to make any change not adverse to the Holders of Notes in order to facilitate entry into the Credit Agreement; and

(19) to comply with the rules of any applicable securities depositary.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02 With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Company and the Trustee may amend or supplement this Indenture (including, without limitation, Sections 3.09, 4.11 and 4.16 hereof) and the Notes, the Note Guarantees and the security documents with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or interest, if any, on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes, the Note Guarantees or the security documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

It is not necessary for the consent of the Holders of Notes under this Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will deliver to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture, the Notes, the Note Guarantees or the security documents. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption or repurchase of the Notes (other than provisions relating to Section 3.09, Section 4.11 or Section 4.16 hereof);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in currency other than that stated in the Notes;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on the Notes (other than as permitted in clause (7) below);

(7) waive a redemption or repurchase payment with respect to any Note (other than a payment required by Section 3.09, Section 4.11 or Section 4.16 hereof)

(8) release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(9) make any change in the amendment, supplement and waiver provisions of clauses (1) through (9) of this Section 9.02.

In addition, prior to the Collateral Release Event, any amendment to, or waiver of, the provisions of this Indenture or any security document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes will require the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding.

Section 9.03 Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes will be set forth in an amended or supplemental indenture that complies with the TIA as then in effect (to the extent the TIA is applicable to this Indenture at such time).

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

Section 9.05 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amended or supplemental indenture until the Board of Directors of the Company approves it. In executing any amended or supplemental indenture, the Trustee shall receive and (subject to Section 7.01 hereof) will be fully protected in conclusively relying upon, in addition to the documents required by Section 13.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such supplemental indenture is the legal, valid and binding obligation of the Company and any Guarantor, as applicable, enforceable against the Company and such Guarantor in accordance with its terms.

ARTICLE 10

COLLATERAL AND SECURITY

Section 10.01 Security Interest.

The due and punctual payment of the principal of, premium on, if any, and interest, if any, on, the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest (to the extent permitted by law), if any, on the Notes and performance of all other obligations of the Issuers and the Guarantors to the Holders of Notes or the Trustee under this Indenture and the Notes (including, without limitation, the Guarantees), according to the terms hereunder or thereunder, are secured as provided in the security documents. Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of the security documents (including, without limitation, the provisions providing for foreclosure and release of Collateral) and the Intercreditor Agreements, in each case, as the same may be in effect or may be amended from time to time in accordance with its terms, and authorizes and directs the Collateral Trustee to enter into the security documents and the Intercreditor Agreements and to perform its obligations and exercise its rights thereunder in accordance therewith. Upon the reasonable request of the Trustee, the Issuers will deliver to the Trustee copies of all documents delivered to the Collateral Trustee pursuant to the security documents and the Intercreditor Agreements and will do or cause to be done all such acts and things as may be reasonably necessary or proper, or as may be required by the provisions of the security documents, to assure and confirm to the Trustee and the Collateral Trustee the security interest in the Collateral contemplated hereby, by the security documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Issuers will take, and will cause their Restricted Subsidiaries to take any and all actions reasonably required to cause the security documents to create and maintain, as security for the Obligations of the Issuers hereunder, a valid and enforceable perfected Lien in and on all the Collateral, in favor of the Collateral Trustee for the benefit of the Holders of Notes, with the priority described herein and in the security documents and the Intercreditor Agreements, subject to no Liens other than Permitted Liens.

Section 10.02 Collateral Release Event.

(a) The obligations of the Issuers and the Guarantors to grant and maintain Liens on Collateral in accordance with the provisions of this Article 10 shall, by notice given by the Company to the Trustee in the manner specified herein (a “Collateral Release Event Notice”), be terminated if the Existing Second Lien Notes Discharge occurs, provided that no Default or Event of Default in either case relating to a failure to pay principal, premium, if any, or interest on the Notes when due has occurred and is continuing at the time of delivery of the Collateral Release Event Notice.

(b) Upon delivery of a valid Collateral Release Event Notice to the Trustee in accordance with the terms of this Indenture, together with an Officer’s Certificate and Opinion of Counsel, all of the Liens on the Collateral securing the Notes, the Note Guarantees and the other Obligations hereunder will cease to secure the Notes, the Note Guarantees and the other Obligations hereunder without any further action by any of the Issuers or Guarantors, the Collateral Trustee or the Trustee. The occurrence of the Existing Second Lien Notes Discharge and the release of the Liens securing the Notes and the Note Guarantees in accordance with the foregoing is referred to as the “Collateral Release Event.”

(c) Notwithstanding the foregoing, upon repayment of the Existing Second Lien Notes concurrently with the issuance of the Notes, the Existing Second Lien Notes Discharge shall be deemed to have occurred and a Collateral Release Event shall be deemed automatically to have occurred without notice to or action by or on behalf of any person.

(d) Notwithstanding the foregoing, if the Collateral Release Event occurs, if reasonably requested by the Company and at the Company’s expense, the Trustee and the Collateral Trustee shall cooperate with the Company to take any action reasonably necessary to further evidence the release of Liens and of Coffeyville Resources’ Note Guarantee in connection with the Collateral Release Event, subject to the terms hereof.

Section 10.03 Collateral and Lien Priorities.

(a) Prior to the Collateral Release Event, the Holders of the Notes will have the benefit of the Collateral (other than the Real Estate Collateral and the Excluded Assets), which consists of:

(1) the Note Priority Collateral, as to which the holders of First Lien Obligations have first-priority Liens, and the holders of ABL Obligations and the holders of Second Lien Obligations (including the Holders of the Notes) each have second-priority Liens on a pari passu basis, and

(2) the ABL Priority Collateral, as to which the holders of ABL Obligations have first-priority Liens, the holders of First Lien Obligations have second-priority Liens, and the holders of Second Lien Obligations (including the Holders of the Notes) have third-priority Liens, in each case subject to certain Permitted Liens.

(b) The ABL Intercreditor Agreement governs the priorities of the security interests and certain related creditor rights in the Collateral among the holders of the ABL Obligations, the holders of the First Lien Obligations, and the Holders of the Notes and the other Second Lien Obligations.

(c) The First and Subordinated Lien Intercreditor Agreement governs the priorities of the security interests and certain related creditor rights in the Collateral among the holders of the First Lien Obligations, on the one hand, and the Holders of the Notes and the other Second Lien Obligations on the other hand.

(d) The Collateral Trust Agreement governs the priorities and security interests and certain related creditor rights in the Collateral among the Holders of the Notes and the other Second Lien Obligations.

(e) In the event of any inconsistency between the provisions of any Intercreditor Agreement and the provisions of this Indenture, the provisions of the applicable Intercreditor Agreement shall govern and control. In the event of any inconsistency between the terms of the Collateral Trust Agreement and the First and Subordinated Lien Intercreditor Agreement, on the one hand, and the ABL Intercreditor Agreement, on the other hand, the terms of the ABL Intercreditor Agreement shall control.

Section 10.04 Collateral Trustee.

(a) By their acceptance of the Notes, the Holders of the Notes will automatically appoint the Collateral Trustee to act as their agent with respect to all matters related to the Collateral and all matters related to the Intercreditor Agreements. The Collateral Trustee will act for the benefit of the holders of:

(1) the Notes; and

(2) all other Second Lien Obligations outstanding from time to time.

(b) The Collateral Trustee will hold (directly or through co-trustees or agents), and will be entitled to enforce on behalf of the holders of the Notes and the other Second Lien Obligations, all Liens on the Collateral created by the security documents for their benefit, subject to the limitations and other provisions of the Intercreditor Agreements.

(c) Except as provided in the Intercreditor Agreements, the Collateral Trustee will not be obligated:

(1) to act upon directions purported to be delivered to it by any Person;

(2) to foreclose upon or otherwise enforce any Lien; or

(3) to take any other action whatsoever with regard to any or all of the security documents, the Liens created thereby or the Collateral.

Section 10.05 Lien Priority Confirmation.

Each Holder, by accepting a Note, and the Trustee hereby agree that:

(a) The Trustee and each of the Holders of the Obligations in respect of this Indenture are bound by the provisions of this Indenture and the Intercreditor Agreements;

(b) The Trustee and each of the Holders consents to and directs the Collateral Trustee to act as agent for the Holders of the Obligations in respect of this Indenture and for the Trustee, and to perform its obligations under the Collateral Trust Agreement, the security documents and the Intercreditor Agreements; and

(c) The Trustee and each of the Holders are bound by the Intercreditor Agreements.

The foregoing provision is intended for the benefit of, and will be enforceable by, the Collateral Trustee, each existing and future holder of Second Lien Obligations and each existing and future representative with respect thereto, the First Lien Collateral Trustee, each existing and future holder of First Lien Obligations and each existing and future representative with respect thereto, the ABL Collateral Trustee, each existing and future holder of ABL Obligations and each existing and future representative with respect thereto.

Section 10.06 Equal and Ratable Sharing of Collateral by Holders of Second Lien Debt.

Notwithstanding: (1) anything to the contrary contained in the security documents; (2) the time of incurrence of any series of Second Lien Debt; (3) the order or method of attachment or perfection of any Lien on Collateral securing any series of Second Lien Debt; (4) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect any Liens on Collateral securing any series of Second Lien Debt; (5) the time of taking possession or control over any Collateral securing any series of Second Lien Debt; or (6) the rules for determining priority under any law governing relative priorities of Liens, all Liens on Collateral granted at any time by the Issuers or any Guarantor to the holders of Second Lien Obligations will secure, equally and ratably, all present and future Second Lien Obligations of the Issuers or such Guarantor, as the case may be, as more fully specified in the Collateral Trust Agreement.

The foregoing provision is intended for the benefit of, and will be enforceable by, each present and future holder of Second Lien Obligations (including the Holders of the Notes) and the Collateral Trustee, as a holder of Liens on the Collateral, in each case, as a party to the Collateral Trust Agreement or as a third party beneficiary thereof.

Section 10.07 Release of Liens in Respect of Notes.

The Collateral Trustee’s Liens upon the Collateral will no longer secure the Notes outstanding under this Indenture or any other Obligations under this Indenture, and the right of the Holders of the Notes and such Obligations to the benefits and proceeds of the Collateral Trustee’s Liens on the Collateral will terminate automatically and be discharged:

(1) in whole, upon (a) payment in full and discharge of all outstanding Second Lien Debt and all other Second Lien Obligations that are outstanding, due and payable at the time all of the Second Lien Debt is paid in full and discharged and (b) termination or expiration of all commitments to extend credit under all Second Lien Documents and the cancellation or termination or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Second Lien Documents) of all outstanding letters of credit issued pursuant to any Second Lien Documents;

(2) as to any Collateral that is sold, transferred or otherwise disposed of by the Issuers or any Guarantor (including indirectly, by way of a sale or other disposition of Capital Stock of a Guarantor) to a Person that is not (either before or after such sale, transfer or disposition) one of the Issuers, Coffeyville Resources or a Restricted Subsidiary of Coffeyville Resources in a transaction or other circumstance that is not prohibited by Section 4.11 hereof or by the terms of any applicable Second Lien Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of;

(3) as to less than all or substantially all of the Collateral, if consent to the release of all Liens in favor of the Collateral Trustee on such Collateral has been given by an Act of Required Debtholders;

(4) as to all or substantially all of the Collateral, if (a) release of that Collateral is permitted under each Series of Secured Debt at the time outstanding as provided for in the applicable Second Lien Documents, and (b) Coffeyville Resources has delivered an Officer’s Certificate to the Collateral Trustee certifying that all requirements for such release have been complied with;

(5) if and to the extent (a) required by all Series of Secured Debt at the time outstanding or (b) upon request of Coffeyville Resources, if such release is permitted for all Series of Secured Debt at the time outstanding without the consent of the holders thereof, in each case as provided for in the applicable Second Lien Documents;

(6) upon a Legal Defeasance or Covenant Defeasance of the Notes as set forth in Article 8 hereof;

(7) upon payment in full and discharge of all Notes outstanding under this Indenture and all Obligations that are outstanding, due and payable under this Indenture at the time the Notes are paid in full and discharged;

(8) upon the designation of a Restricted Subsidiary as an Unrestricted Subsidiary as set forth in Section 4.18 hereof, but only in respect of any Collateral owned by such Subsidiary;

(9) upon a Collateral Release Event; or

(10) in whole or in part, with the consent of the Holders of the requisite percentage of Notes as set forth in Article 9 hereof.

Section 10.08 Relative Rights.

Nothing in the Note Documents shall:

(1) impair, as between the Issuers and the Holders of the Notes, the obligation of the Issuers to pay principal, interest or premium, if any, on the Notes in accordance with their terms or any other obligation of the Issuers or any Guarantor under the Note Documents;

(2) affect the relative rights of Holders of Notes as against any other creditors of the Issuers or any Guarantor (other than as expressly specified in the Intercreditor Agreements);

(3) restrict the right of any Holder of Notes to sue for payments that are then due and owing (but not the right to enforce any judgment in respect thereof against any Collateral to the extent specifically prohibited by the Intercreditor Agreements);

(4) restrict or prevent any Holder of Notes or other Second Lien Obligations, the Trustee, the Collateral Trustee or any other person from exercising any of its rights or remedies upon a Default or Event of Default not specifically restricted or prohibited by the Intercreditor Agreements; or

(5) restrict or prevent any Holder of Notes or other Second Lien Obligations, the Trustee, the Collateral Trustee or any other person from taking any lawful action in an Insolvency or Liquidation Proceeding not specifically restricted or prohibited by the Intercreditor Agreements.

The Issuers and each of the Guarantors may, subject to compliance with the provisions of this Indenture, but without release or consent of the Trustee or the Collateral Trustee or any holder of Second Lien Obligations, conduct ordinary course activities with respect to the Collateral.

Section 10.09 Further Assurances.

The Issuers and each of the Guarantors (including such Guarantors created or acquired after the date of this Indenture that have executed a supplemental indenture pursuant to Section 4.18 hereof) shall do or cause to be done all acts and things that may be reasonably required (including the filing of any continuation financing statements and any amendments to financing statements), or that the Collateral Trustee from time to time may reasonably request, to assure and confirm that the Collateral Trustee holds, for the benefit of the holders of Obligations under the Note Documents, duly created and enforceable and perfected Liens upon the Collateral (including any property or assets that are acquired or otherwise become Collateral after the Notes are issued), in each case, as and to the extent contemplated by, and with the Lien priority required under, the Note Documents.

Section 10.10 Insurance

(a) The Issuers and the Guarantors shall:

(1) keep their properties insured and maintain such general liability, automobile liability, workers’ compensation/employers’ liability, property casualty insurance and any excess umbrella or other coverage related to any of the foregoing as is customary for companies in the same or similar businesses operating in the same or similar locations;

(2) maintain such other insurance as may be required by law; and

(3) maintain such other insurance as may be required by the security documents relating to the Second Lien Obligations.

(b) Upon the request of the Trustee or the Collateral Trustee, the Issuers and the Guarantors shall furnish to the Trustee or Collateral Trustee full information as to their property and liability insurance carriers. The Issuers shall (x) provide the Trustee and the Collateral Trustee with notice of cancellation or modification with respect to its property and casualty policies before the effective date of such cancellation or modification and (y) name the Trustee or Collateral Trustee as a co-loss payee and/or lender loss payee on property and casualty policies and as an additional insured as its interests may appear on the liability policies listed in clause (1) of Section 10.10(a).

Section 10.11 Real Property

(a) If the Collateral Release Event has not been consummated within 180 days of the date of this Indenture, the Issuers shall use commercially reasonable efforts to deliver to the Trustee and the Collateral Trustee within 180 days of the date of this Indenture, with respect to all Real Estate Collateral (each such real property asset, the “Mortgaged Property”), the following (in each case, to the extent provided with respect to the Existing Second Lien Notes):

(1) fully executed and notarized mortgages and deeds of trust, assignments of rents, pledge and security agreements and fixture filings (each, a “Mortgage”) encumbering the real property of the Issuers or any of the Guarantors in each such Mortgaged Property, together with such UCC-1 financing statements or other fixture filings as the Collateral Trustee shall reasonably deem appropriate with respect to such Mortgaged Property;

(2) evidence that counterparts of the Mortgage (and such other documents referenced in clause (1) this Section 10.11(a)) for each Mortgaged Property have been filed or recorded (or are in form suitable for filing or recording) in all filing or recording offices that the Collateral Trustee may deem reasonably necessary or desirable in order to create a valid and subsisting Lien on the property described therein in favor of the Collateral Trustee for its benefit and for the benefit of the Trustee and the Holders of the Notes;

(3) a fully paid pro forma title insurance policy (each, a “Mortgage Policy/ies”) for each Mortgaged Property (except for those portions of the Mortgaged Properties constituting the pipeline system), which shall include only those endorsements that the Issuers are able to obtain at either (i) no cost or (ii) at a nominal cost, and shall provide for affirmative insurance as the Initial Purchasers may reasonably request and which, upon the recording of the Mortgages, will insure the Mortgages to be valid and subsisting Liens on the Mortgaged Property described therein, free and clear of all material Liens, except Permitted Liens;

(4) a written opinion from local counsel in each state in which Mortgaged Property is located with respect to due authorization, enforceability, execution, delivery, creation, perfection and payment of mortgage tax with respect to the applicable Mortgage and any related fixture filings, in customary form and substance and subject to customary assumptions, limitations and qualifications, reasonably satisfactory to the Collateral Trustee;

(5) all existing surveys and no change affidavits as may be reasonably required to cause the title company to issue the Mortgage Policy/ies required pursuant to clause (3) above;

(6) with respect to the Mortgaged Property, such consents or approvals as shall reasonably be deemed necessary by the Initial Purchasers in order for the owner of such Mortgaged Property to grant the lien contemplated by the Mortgage;

(7) with respect to each Mortgaged Property, such affidavits, certificates, instruments of indemnification and other items (including a so-called “gap” indemnification) as shall be reasonably required to induce the title insurance company to issue the Mortgage Policy/ies and endorsements contemplated above;

(8) evidence reasonably acceptable to the Initial Purchasers, the Collateral Trustee and the Trustee of payment by the Issuers of all Mortgage Policy premiums, search and examination charges escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages, fixture filings and issuance of the Mortgage Policies referred to above;

(9) with respect to each Mortgaged Property, a flood hazard determination and, if the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), flood insurance, in favor of each of the Collateral Trustees for and for the benefit of the Trustee and the Holders of the Notes, to the extent (including with respect to amounts) required in order to comply with applicable law; and

(10) with respect to each Mortgaged Property (except for those portions of the Mortgaged Properties constituting the pipeline system), a zoning report issued by the Planning and Zoning Resource Corporation.

(b) It shall not be a Default or Event of Default under the Indenture if the Company is unable to grant a security interest in the Real Estate Collateral or deliver the items listed in Section 10.11(a) above within 180 days following the date of the Indenture so long as the Company used commercially reasonable efforts to do so. For purposes of clarification, the Company and its Restricted Subsidiaries may modify the existing mortgages and other existing mortgage documentation, rather than providing any or all of the documentation listed in Section 10.11(a) above, so long as in either case the Holders of Notes are secured by the Real Estate Collateral on an equal and ratable basis with the Existing Second Lien Notes.

(c) If the Collateral Release Event has not been consummated within 180 days of the date of this Indenture, following the acquisition by the Issuers or any Guarantor of any fee, leasehold or otherwise held interest in real property that is not an Excluded Asset (each, an “After-Acquired Property”), to the extent the Issuer or such Guarantor grants a Mortgage with respect to such After-Acquired Property for the benefit of the holders of any First Lien Obligations, the Issuers or such Guarantor that owns such After-Acquired Property shall use commercially reasonable efforts to execute and deliver to the Collateral Trustee (within 90 days after the acquisition of such After-Acquired Property) a Mortgage, and to the extent provided for the benefit of the holders of any First Lien Obligations, the other items set forth in clauses (1), (2), (3), (4), (5), (6), (7), (8), (9) and (10) of clause (a) of this Section 10.11 relating to such After-Acquired Property mutatis mutandis, and thereupon such After-Acquired Property shall be Collateral to the extent purported to be subject to the Lien of any such Mortgage.

(d) It shall not be a Default or Event of Default under the Indenture if the Company is unable to grant a security interest in the After-Acquired Property or deliver the items listed in Section 10.11(a) with respect to the After-Acquired Property within the time frame described in Section 10.11(c) so long as the Company used commercially reasonable efforts to do so.

ARTICLE 11

NOTE GUARANTEES

Section 11.01 Guarantee.

(a) Subject to this Article 11, each of the Guarantors hereby, jointly and severally, fully and unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(1) the principal of, and premium or interest, if any, on, the Notes will be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, or premium or interest, if any, on, the Notes, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuers, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, any amount paid by any of them to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 11.02 Limitation on Guarantor Liability.

Each Guarantor, and, by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 11.03 Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 11.01 hereof, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit E hereto will be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers. The failure to execute such Note Guarantee shall not affect the obligations of any Guarantor under such Note Guarantee or hereunder.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 11.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 11.04 Guarantors May Consolidate, etc., on Certain Terms.

(a) A Guarantor that is a Subsidiary of the Company may not sell or otherwise dispose of, in one or more related transactions, all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than either Issuer or another Guarantor, unless:

(1) immediately after giving effect to such transaction or series of transactions, no Default or Event of Default exists; and

(2) either:

(a) either (i) the Guarantor is the surviving Person or (ii) the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) unconditionally assumes, pursuant to a supplemental indenture, all the obligations of that Guarantor under the Notes, this Indenture, the Registration Rights Agreement, the Collateral Trust Agreement and its Note Guarantee on the terms set forth therein; or

(b) such transaction complies with Section 4.11 hereof.

(b) Notwithstanding the foregoing, any Guarantor may (i) merge with a Restricted Subsidiary of the Company or another Guarantor solely for the purpose of reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (ii) convert into a corporation, partnership, limited partnership, limited liability company or trust organized under the laws of the jurisdiction of organization of such Guarantor, in each case without regard to the requirements set forth in clause (1) of Section 11.04(a) hereof.

(c) In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

Section 11.05 Releases.

(a) The Note Guarantee of Coffeyville Resources will be automatically released upon the occurrence of a Collateral Release Event. The Trustee agrees to execute any acknowledgement of the release of this Note Guarantee and related documentation reasonably requested by the Issuers upon the occurrence of a Collateral Release Event and receipt by the Trustee of a Collateral Release Event Notice and the related Officer’s Certificate and Opinion of Counsel.

(b) The Note Guarantee of a Guarantor will be released automatically and unconditionally without the need for any action by any party:

(1) in connection with any sale or other disposition of all or substantially all of the properties or assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition complies with Section 4.11 hereof;

(2) in connection with any sale or other disposition of Capital Stock of that Guarantor (including by way of consolidation or merger or otherwise) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition complies with Section 4.11 hereof and the Guarantor ceases to be a Restricted Subsidiary of the Company as a result of the sale or other disposition;

(3) if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with Section 4.18 hereof;

(4) upon Legal Defeasance or Covenant Defeasance in accordance with Article 8 hereof or satisfaction and discharge of this Indenture in accordance with Article 12 hereof;

(5) solely in the case of a Note Guarantee created pursuant to Section 4.17 hereof, upon the release or discharge of the guarantee which resulted in the creation of such Note Guarantee pursuant to such covenant, except a discharge or release of such guarantee by or as a result of payment under such guarantee;

(6) upon the liquidation or dissolution of such Guarantor;

(7) at such time as the Guarantor ceases to both (x) guarantee any other Indebtedness of either of the Issuers and any other Guarantor and (y) be an obligor with respect to any Indebtedness under a Credit Facility; and

(8) upon such Guarantor consolidating with, merging into or transferring all or substantially all of its properties or assets to the Company or another Guarantor.

(c) The Note Guarantee of any Guarantor will be released in connection with a sale of all or substantially all of the assets of such Guarantor in a transaction that complies with the conditions set forth in Section 11.04.

(d) Upon the release of a Note Guarantee in accordance with the terms of this Section 11.05, all Collateral owned by the related Guarantor will also be automatically released.

(e) Upon delivery by the Company to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the effect that one or more Note Guarantees may be released under the terms of the Indenture, the Trustee will execute any documents reasonably requested in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

(f) Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 11.05 will remain liable for the full amount of principal of, or premium or interest, if any, on, the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 11.

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01 Satisfaction and Discharge.

(a) This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder (except as to surviving rights of registration of transfer or exchange of the Notes and as otherwise specified herein), when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise or are to be called for redemption within one year under arrangements satisfactory to the Trustee and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of fixed maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound (other than any such default resulting from any borrowing of funds to be applied to make the deposit and any similar simultaneous deposit relating to other Indebtedness, and the granting of Liens in connection therewith);

(3) the Issuers or any Guarantor have paid or caused to be paid all sums payable by them under this Indenture; and

(4) the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at fixed maturity or the redemption date, as the case may be.

(b) In addition, the Issuers must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

(c) The Collateral will be released from the Lien securing the Notes upon a satisfaction and discharge in accordance with the provisions of this Section 12.01.

(d) Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to Section 12.01(a)(1)(b), the provisions of Sections 12.02 and 8.06 hereof will survive. In addition, nothing in this Section 12.01 will be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 12.02 Application of Trust Money.

(a) Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 12.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest, if any, for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

(b) If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01 hereof; provided that if the Company has made any payment of principal of, premium on, if any, or interest, if any, on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 13

MISCELLANEOUS

Section 13.01 Trust Indenture Act Controls.

Following the qualification of the Indenture under the TIA, if any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties will control.

Section 13.02 Notices.

Any notice or communication by the Issuers, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), electronic mailing, facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuers and/or any Guarantor:

CVR Refining, LLC

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479

Facsimile No.: (913) 982-5651

Attention: Edmund S. Gross

With a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Facsimile No.: (212) 859-4000

Attention: Michael A. Levitt

If to the Trustee:

Wells Fargo Bank, National Association

45 Broadway, 14th Floor

New York, NY 10006

Facsimile No.: (212)-515-5539

Attention: Corporate Trust Services – Administrator for CVR Refining, LLC

If to the Collateral Trustee:

Wells Fargo Bank, National Association

45 Broadway, 14th Floor

New York, NY 10006

Facsimile No.: (212)-515-5539

Attention: Corporate Trust Services – Administrator for CVR Refining, LLC

The Issuers, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted electronically or by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication will also be so mailed to any Person described in TIA §313(c), to the extent required by the TIA (at such time as the TIA shall be applicable to this Indenture). Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuers mail a notice or communication to Holders, they will mail a copy to the Trustee and each Agent at the same time.

Notwithstanding anything herein to the contrary, subject to the requirements of the TIA, where this Indenture provides for notice in any manner, such notice may be sent or transmitted to Holders in any manner that is in accordance with the procedures of the Depositary and shall be deemed to be a sufficient giving of such notice for every purpose hereunder.

Section 13.03 Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA §312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuers, the Trustee, the Registrar and anyone else shall have the protection of TIA §312(c).

Section 13.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuers to the Trustee to take any action under this Indenture, the Issuers shall furnish to the Trustee:

(1) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA §314(a)(4)) must comply with the provisions of TIA §314(e) and must include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.06 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07 No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, partner, employee, incorporator, manager or unitholder or other owner of Capital Stock of the Issuers or any Guarantor or any direct or indirect parent of the Company, as such, will have any liability for any obligations of the Issuers or any Guarantor under the Notes, this Indenture, the Note Documents or the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.08 Governing Law; Consent to Jurisdiction.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. The Company and each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Indenture and any of the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Indenture shall affect any right that the Trustee, Agent, or Holder any otherwise have to bring any action or proceeding relating to this Indenture against the Company or any Guarantor or their properties in the courts of any jurisdiction to enforce any judgment, order or process entered by such courts situate within the State of New York or to enjoin any violations hereof or for relief ancillary hereto or otherwise to collect on loans or enforce the payment of any Notes or to enforce, protect or maintain their rights and Claims or for any other lawful purpose. The Company and each Guarantor further agrees that any action or proceeding brought against the Trustee, Agent or any Holder, if brought by the Company or any Guarantor, shall be brought only in New York State or, to the extent permitted by law, in such Federal court.

Section 13.09 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuers or their Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10 Successors.

All agreements of the Issuers in this Indenture and the Notes will bind their respective successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 11.05 hereof.

Section 13.11 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.12 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or electronically including by PDF transmission shall constitute effective execution and delivery of this Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronically including by PDF transmission shall be deemed to be their original signatures for all purposes.

Section 13.13 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.14 Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 13.15 USA PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.

[Signatures on following pages]

SIGNATURES

Dated as of October 23, 2012.

ISSUERS:

CVR REFINING, LLC

By:	/s/ Susan M. Ball
Name: Susan M. Ball
Title: Chief Financial Officer and Treasurer

COFFEYVILLE FINANCE INC.

By:	/s/ Susan M. Ball
Name: Susan M. Ball
Title: Chief Financial Officer and Treasurer

GUARANTORS: COFFEYVILLE RESOURCES, LLC

By:	/s/ Susan M. Ball
Name: Susan M. Ball
Title: Chief Financial Officer and Treasurer

COFFEYVILLE RESOURCES CRUDE TRANSPORTATION, LLC

By:	/s/ Susan M. Ball
Name: Susan M. Ball
Title: Chief Financial Officer and Treasurer

COFFEYVILLE RESOURCES CRUDE REFINING & MARKETING, LLC

By:	/s/ Susan M. Ball
Name: Susan M. Ball
Title: Chief Financial Officer and Treasurer

Signature Page to Indenture

COFFEYVILLE RESOURCES PIPELINE, LLC

By:	/s/ Susan M. Ball
Name: Susan M. Ball
Title: Chief Financial Officer and Treasurer

COFFEYVILLE RESOURCES TERMINAL, LLC

By:	/s/ Susan M. Ball
Name: Susan M. Ball
Title: Chief Financial Officer and Treasurer

WYNNEWOOD ENERGY COMPANY, LLC

By:	/s/ Susan M. Ball
Name: Susan M. Ball
Title: Chief Financial Officer and Treasurer

WYNNEWOOD REFINING COMPANY, LLC

By:	/s/ Susan M. Ball
Name: Susan M. Ball
Title: Chief Financial Officer and Treasurer

Signature Page to Indenture

TRUSTEE:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Martin Reed
Name: Martin Reed
Title: Vice President

COLLATERAL TRUSTEE:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Martin Reed
Name: Martin Reed
Title: Vice President

Signature Page to Indenture

EXHIBIT A1

[FACE OF NOTE]

CUSIP/ISIN

6.500% SECOND LIEN SENIOR SECURED NOTES DUE 2022

No.	$

CVR REFINING, LLC AND

COFFEYVILLE FINANCE INC.

promise to pay to Cede & Co. or registered assigns,

the principal sum of                                                                                            DOLLARS on November 1, 2022.

Interest Payment Dates: May 1 and November 1

Record Dates: April 15 and October 15

Dated:

CVR REFINING, LLC

By:
Name:
Title:

COFFEYVILLE FINANCE INC.

By:
Name:
Title:

This is one of the Notes referred to

in the within-mentioned Indenture:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

  as Trustee

By:
Authorized Signatory

A1-1

[BACK OF NOTE]

6.500% SECOND LIEN SENIOR SECURED NOTES DUE 2022

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A “QIB”), (B) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS NOTE FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (C) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT) (AN “IAI”), (2) AGREES THAT IT WILL NOT, WITHIN THE TIME PERIOD REFERRED TO UNDER RULE 144 (TAKING INTO ACCOUNT THE PROVISIONS OF RULE 144(d) UNDER THE SECURITIES ACT, IF APPLICABLE) UNDER THE SECURITIES ACT AS IN EFFECT ON THE DATE OF THE TRANSFER OF THIS NOTE, RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE ISSUERS OR ANY SUBSIDIARY OF THE COMPANY, (B) TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 903 OR 904 OF REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) TO AN IAI THAT, PRIOR TO SUCH TRANSFER, FURNISHES TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE REGISTRATION OF TRANSFER OF THIS NOTE (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE) AND, IF SUCH TRANSFER IS IN RESPECT OF AN ACCRETED VALUE/AGGREGATE PRINCIPAL AMOUNT OF NOTES AT THE TIME OF TRANSFER OF LESS THAN $250,000, AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUERS THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS NOTE OR ANY INTEREST HEREIN WITHIN THE TIME PERIOD REFERRED TO ABOVE, THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THIS CERTIFICATE TO THE TRUSTEE. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT.

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE

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TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUERS OR THE AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. CVR Refining, LLC, a Delaware limited liability company (the “Company”), and Coffeyville Finance Inc., a Delaware corporation (“Finance Corp.” and, together with the Company, the “Issuers”), promise to pay or cause to be paid interest on the principal amount of this Note at 6.500% per annum from [            ] until maturity and shall pay the interest, if any, payable pursuant to the Registration Rights Agreement referred to below. All references to “interest” herein include any additional interest that may be payable on the Notes pursuant to the Registration Rights Agreement. The Issuers will pay interest, if any, semi-annually in arrears on May 1 and November 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be [            ]. The Issuers will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate then in effect to the extent lawful; they will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2) METHOD OF PAYMENT. The Issuers will pay interest on the Notes (except defaulted interest), if any, to the Persons who are registered Holders of Notes at the close of business on the April 15 or October 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest, if any, at the office or agency of the Paying

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Agent and Registrar within the City and State of New York, or, at the option of the Issuers, payment of interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium on, if any, and interest, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuers or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuers may change the Paying Agent or Registrar without prior notice to the Holders of the Notes. The Issuers or any of the Subsidiaries of the Company may act as Paying Agent or Registrar.

(4) INDENTURE. The Issuers issued the Notes under an Indenture dated as of October 23, 2012 (the “Indenture”) among the Issuers, the Guarantors, the Trustee and the Collateral Trustee. The terms of the Notes include those stated in the Indenture and, following the qualification of the Indenture under the TIA, those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Issuers (until the occurrence of a Collateral Release Event). The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5) OPTIONAL REDEMPTION.

(a) At any time prior to November 1, 2015, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes), upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 106.500% of the principal amount of Notes redeemed, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), with an amount equal to all or a portion of the net cash proceeds of one or more Equity Offerings, provided that:

(i) at least 65% of the aggregate principal amount of the Notes issued under the Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and

(ii) the redemption occurs within 120 days of the date of the closing of such Equity Offering.

(b) Prior to November 1, 2017, the Issuers may on any one or more occasions redeem all or a part of the Notes, upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to:

(i) the principal amount thereof; plus

(ii) the Make Whole Premium at the redemption date; plus

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(iii) accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

(c) Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Company’s option prior to November 1, 2017.

(d) On or after November 1, 2017, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 15 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes to be redeemed, to the applicable date of redemption (subject to the rights of Holders on the relevant record date to receive interest on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve month period beginning on November 1 of the years indicated below:

Year	Percentage
2017	103.250%
2018	102.167%
2019	101.083%
2020 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(6) MANDATORY REDEMPTION. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) REPURCHASE AT THE OPTION OF HOLDER.

(a) If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in Section 4.16 of the Indenture. In the Change of Control Offer, the Company will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Settlement Date. No later than 30 days following any Change of Control (or prior to the Change of Control if a definitive agreement is in place for the Change of Control), the Company will send a notice to each Holder and the Trustee electronically or by first class mail or otherwise in accordance with the procedures of DTC describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes as of the Change of Control Settlement Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by Section 4.16 of the Indenture and described in such notice.

(b) If the Company or a Restricted Subsidiary of the Company consummates any Asset Sale, within 10 Business Days of each date on which the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will make an Asset Sale Offer to all Holders of

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Notes and all holders of Pari Passu Debt containing provisions similar to those set forth in the Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets in accordance with the Indenture to purchase, prepay or redeem the maximum principal amount of Notes and such other Pari Passu Debt (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of settlement, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other Pari Passu Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and the Trustee or agent for such other Pari Passu Debt shall select such Pari Passu Debt to be purchased on a pro rata basis (except that any Notes represented by a note in global form will be selected by such method as DTC or its nominee or successor may require or, where such nominee or successor is the Trustee, a method that most nearly approximate pro rata selection as the Trustee deems fair and appropriate) but with such adjustments as necessary so that no Notes or other Pari Passu Debt is purchased in part in an authorized denomination, based on the amounts tendered or required to be prepaid or redeemed. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. The Company may satisfy the foregoing obligation with respect to any Net Proceeds prior to the expiration of the relevant 365-day period (as such period may be extended in accordance with the Indenture) or with respect to Excess Proceeds of $25 million or less. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

(8) NOTICE OF REDEMPTION. At least 15 days but not more than 60 days before a redemption date, the Company will send electronically, mail or cause to be mailed, by first class mail, or provide in accordance with the procedures of the Depositary, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 8 or 12 thereof. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased. Redemptions may be subject to one or more conditions.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date or tendered and not withdrawn in connection with a Change of Control Offer or Asset Sale Offer.

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(10) COLLATERAL. Until the occurrence of a Collateral Release Event, the Notes will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the security documents. The Collateral Trustee holds the Collateral in trust for the benefit of the Trustee and the Holders of the Notes pursuant to the security documents. Each Holder, by accepting this Note, consents and agrees to the terms of the security documents (including the provisions providing for the foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Trustee and/or the Collateral Trustee, as applicable, to enter into the security documents, and to perform their respective obligations and exercise their respective rights thereunder in accordance therewith.

(11) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

(12) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes, the Note Guarantees or the security documents may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes, the Note Guarantees or the security documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class. Without the consent of any Holder of Notes, the Indenture, the Notes, the Note Guarantees or the security documents may be amended or supplemented to cure any ambiguity, omission, mistake, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of an Issuer’s or a Guarantor’s obligations to Holders of the Notes in the case of a merger or consolidation or sale of all or substantially all of such Issuer’s or Guarantor’s properties or assets; to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder taken as a whole in any material respect, to secure the Notes or the Note Guarantees pursuant to the requirements of Section 4.13 of the Indenture, to provide for the issuance of Additional Notes and related guarantees (and the grant of security for the benefit of the Additional Notes and related guarantees) in accordance with the limitations set forth in the Indenture, to add any additional Guarantor or to evidence the release of any Guarantor from its Note Guarantee, in each case as provided in the Indenture, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, to evidence or provide for the acceptance of appointment under the Indenture of a successor trustee or evidence and provide for a successor or replacement collateral trustee under the security documents, to make, complete or confirm any grant of Collateral permitted or required by the Indenture or any of the security documents or any release of Collateral that becomes effective as set forth in the Indenture or in any of the security documents, to conform the text of the Indenture, the Note Guarantees, the Notes or any security document related to the Notes to any provision of the “Description of Notes” section of the Company’s Offering Circular dated October 10, 2012, relating to the initial offering of the Notes, to add additional secured parties to the extent Liens securing obligations held by such parties are permitted under the Indenture, to mortgage, pledge, hypothecate or grant a security interest for the benefit of the Trustee and the Holders of the Notes as additional security for the payment and performance of the Issuers’ and any Guarantor’s obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee or the Collateral Trustee in accordance with the terms of the Indenture or otherwise, to provide for the succession of any parties to the security documents (and other amendments that are

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administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of any agreement in accordance with the terms of the Indenture and the relevant security document, to add covenants for the benefit of the Holders or surrender any right or power conferred upon either Issuer or any Guarantor, to provide for the assumption by one or more successors of the obligations of any of the Guarantors under the Indenture and the Note Guarantees, to provide for the issuance of Exchange Notes in accordance with the terms of the Indenture, to make any change not adverse to the Holders of Notes in order to facilitate entry into the Credit Agreement, or to comply with the rules of any applicable securities depositary.

(13) DEFAULTS AND REMEDIES. Events of Default include: (i) default for 30 consecutive days in the payment when due of interest on the Notes; (ii) default in payment when due of the principal of, or premium, if any, on the Notes; (iii) failure by the Company to comply with the provisions of Sections 4.11, 4.16 or 5.01 of the Indenture for 30 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding; (iv) failure by the Company for 180 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with the provisions of Sections 4.03 or 4.04 of the Indenture; (v) failure by the Issuers for 60 days after notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of the Notes outstanding to comply with any of their other agreements in the Indenture; (vi) default under certain other agreements relating to Indebtedness of the Company which default is a Payment Default or results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more; (vii) failure by the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary of the Company to pay non-appealable final judgments aggregating in excess of $50.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer), which judgments are not paid, discharged or stayed for a period of 60 days after such judgments have become final and non-appealable; (viii) the occurrence of any of the following prior to the occurrence of the Collateral Release Event: (a) except as permitted by the Indenture or the relevant security documents, any security document ceases for any reason to be fully enforceable in any material respect; provided, that it will not be an Event of Default under Section 6.01(a)(8)(a) of the Indenture if the sole result of the failure of one or more security documents to be fully enforceable in any material respect is that any Lien purported to be granted under such security documents on Collateral, individually or in the aggregate, having a fair market value of not more than $60.0 million ceases to be an enforceable and perfected Lien, subject only to Permitted Liens, (b) except as permitted by the Indenture or the relevant security documents, any Lien for the benefit of the Holders of the Notes purported to be granted under any security document on Collateral, individually or in the aggregate, having a fair market value in excess of $60.0 million ceases to be an enforceable and perfected Lien in any material respect, subject only to Permitted Liens, and such condition continues for 60 days after written notice by the Trustee or the Collateral Trustee of failure to comply with such requirement; provided that it will not be an Event of Default under Section 6.01(a)(8)(b) of the Indenture if such condition results from the action or inaction of the Trustee or the Collateral Trustee, or (c) the Company or any Restricted Subsidiary of the Company that is a Significant Subsidiary, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any material obligation of the Company or such Restricted Subsidiary set forth in or arising under any security document for the benefit of the Holders of the Notes; (ix) the occurrence of certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary of

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the Company; and (x) except as permitted by the Indenture, any Note Guarantee of a Subsidiary Guarantor that is a Significant Subsidiary of the Company is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect in any material respect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee if, in each such case, such Default continues for 20 days after notice of such Default shall have been given to the Trustee. In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if any) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of all the Holders of Notes, rescind an acceleration or waive an existing Default or Event of Default and its respective consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, or premium or interest, if any, on, the Notes (including in connection with an offer to purchase). The Company is required to deliver to the Trustee annually within 90 days after the end of the fiscal year a statement regarding compliance with the Indenture. Within 30 days of any officer of the Company or Finance Corp. becoming aware of any Default or Event of Default, the Issuers are required to deliver to the Trustee a written statement specifying such Default or Event of Default, its status and what actions the Issuers are taking or propose to take in respect thereof, but only to the extent that such Default or Event of Default has not been cured by the end of such 30 day period.

(14) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(15) NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, partner, employee, incorporator, manager or unitholder or other owner of Capital Stock of the Issuers or any Guarantor or any direct or indirect parent of the Company, as such, will have any liability for any obligations of the Issuers or any Guarantor under the Notes, the Indenture, the Notes Documents or the Note Guarantees, or any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(16) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(17) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

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(18) ADDITIONAL RIGHTS OF HOLDERS OF RESTRICTED GLOBAL NOTES AND RESTRICTED DEFINITIVE NOTES. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes will have all the rights set forth in the Registration Rights Agreement dated as of October 23, 2012, among the Issuers, the Guarantors and the other parties named on the signature pages thereof and, in the case of Additional Notes, Holders of Restricted Global Notes and Restricted Definitive Notes will have the rights set forth in one or more registration rights agreements, if any, among the Issuers, the Guarantors and the other parties thereto, relating to rights given by the Issuers and the Guarantors to the purchasers of any Additional Notes (collectively, the “Registration Rights Agreement”).

(19) CUSIP NUMBERS AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP numbers and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon. The Issuer shall notify the Trustee in writing of any change in such numbers.

(20) GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

CVR Refining, LLC

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479

Attention: General Counsel and Secretary

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.11 or 4.16 of the Indenture, check the appropriate box below:

☐ Section 4.11	☐ Section 4.16

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.11 or Section 4.16 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

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EXHIBIT A2

[FACE OF REGULATION S TEMPORARY GLOBAL NOTE]

CUSIP/ISIN

6.500% SECOND LIEN SENIOR SECURED NOTES DUE 2022

No.	$

CVR REFINING, LLC AND

COFFEYVILLE FINANCE INC.

promise to pay to Cede & Co. or registered assigns,

the principal sum of                                                                                                                                     DOLLARS on November 1, 2022.

Interest Payment Dates: May 1 and November 1

Record Dates: April 15 and October 15

Dated:

CVR REFINING, LLC

By:
Name:
Title:

COFFEYVILLE FINANCE INC.

By:
Name:
Title:

This is one of the Notes referred to

in the within-mentioned Indenture:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

    as Trustee

By:
Authorized Signatory

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[BACK OF REGULATION S TEMPORARY GLOBAL NOTE]

6.500% SECOND LIEN SENIOR SECURED NOTES DUE 2022

THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A “QIB”), (B) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS NOTE FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (C) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT) (AN “IAI”), (2) AGREES THAT IT WILL NOT, WITHIN THE TIME PERIOD REFERRED TO UNDER RULE 144 (TAKING INTO ACCOUNT THE PROVISIONS

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OF RULE 144(d) UNDER THE SECURITIES ACT, IF APPLICABLE) UNDER THE SECURITIES ACT AS IN EFFECT ON THE DATE OF THE TRANSFER OF THIS NOTE, RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE ISSUERS OR ANY SUBSIDIARY OF THE COMPANY, (B) TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 903 OR 904 OF REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) TO AN IAI THAT, PRIOR TO SUCH TRANSFER, FURNISHES TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE REGISTRATION OF TRANSFER OF THIS NOTE (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE) AND, IF SUCH TRANSFER IS IN RESPECT OF AN ACCRETED VALUE/AGGREGATE PRINCIPAL AMOUNT OF NOTES AT THE TIME OF TRANSFER OF LESS THAN $250,000, AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUERS THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS NOTE OR ANY INTEREST HEREIN WITHIN THE TIME PERIOD REFERRED TO ABOVE, THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THIS CERTIFICATE TO THE TRUSTEE. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT.

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. CVR Refining, LLC, a Delaware limited liability company (the “Company”), and Coffeyville Finance Inc., a Delaware corporation (“Finance Corp.” and, together with the Company, the “Issuers”), promise to pay or cause to be paid interest on the principal amount of this Note at 6.500% per annum from [            ] until maturity and shall pay the interest, if any, payable pursuant to the Registration Rights Agreement referred to below. All references to “interest” herein include any additional interest that may be payable on the Notes pursuant to the Registration Rights Agreement. The Issuers will pay interest, if any, semi-annually in arrears on May 1 and November 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be [            ]. The Issuers will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate then in effect to the extent lawful; they will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

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Until this Regulation S Temporary Global Note is exchanged for one or more Regulation S Permanent Global Notes, the Holder hereof shall not be entitled to receive payments of interest hereon; until so exchanged in full, this Regulation S Temporary Global Note shall in all other respects be entitled to the same benefits as other Notes under the Indenture.

(2) METHOD OF PAYMENT. The Issuers will pay interest on the Notes (except defaulted interest), if any, to the Persons who are registered Holders of Notes at the close of business on the April 15 or October 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest, if any, at the office or agency of the Paying Agent and Registrar within the City and State of New York, or, at the option of the Issuers, payment of interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium on, if any, and interest, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuers or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuers may change the Paying Agent or Registrar without prior notice to the Holders of the Notes. The Issuers or any of the Subsidiaries of the Company may act as Paying Agent or Registrar.

(4) INDENTURE. The Issuers issued the Notes under an Indenture dated as of October 23, 2012 (the “Indenture”) among the Issuers, the Guarantors, the Trustee and the Collateral Trustee. The terms of the Notes include those stated in the Indenture and, following the qualification of the Indenture under the TIA, those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Issuers (until the occurrence of a Collateral Release Event). The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5) OPTIONAL REDEMPTION.

(a) At any time prior to November 1, 2015, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes), upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 106.500% of the principal amount of Notes redeemed, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), with an amount equal to all or a portion of the net cash proceeds of one or more Equity Offerings, provided that:

(i) at least 65% of the aggregate principal amount of the Notes issued under the Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and

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(ii) the redemption occurs within 120 days of the date of the closing of such Equity Offering.

(b) Prior to November 1, 2017, the Issuers may on any one or more occasions redeem all or a part of the Notes, upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to:

(i) the principal amount thereof; plus

(ii) the Make Whole Premium at the redemption date; plus

(iii) accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

(c) Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Company’s option prior to November 1, 2017.

(d) On or after November 1, 2017, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 15 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes to be redeemed, to the applicable date of redemption (subject to the rights of Holders on the relevant record date to receive interest on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve month period beginning on November 1 of the years indicated below:

Year	Percentage
2017	103.250%
2018	102.167%
2019	101.083%
2020 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(6) MANDATORY REDEMPTION. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) REPURCHASE AT THE OPTION OF HOLDER.

(a) If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in Section 4.16 of the Indenture. In the Change of Control Offer, the Company will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Settlement Date. No later than 30 days

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following any Change of Control (or prior to the Change of Control if a definitive agreement is in place for the Change of Control), the Company will send a notice to each Holder and the Trustee electronically or by first class mail or otherwise in accordance with the procedures of DTC describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes as of the Change of Control Settlement Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by Section 4.16 of the Indenture and described in such notice.

(b) If the Company or a Restricted Subsidiary of the Company consummates any Asset Sale, within 10 Business Days of each date on which the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will make an Asset Sale Offer to all Holders of Notes and all holders of Pari Passu Debt containing provisions similar to those set forth in the Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets in accordance with the Indenture to purchase, prepay or redeem the maximum principal amount of Notes and such other Pari Passu Debt (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of settlement, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other Pari Passu Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and the Trustee or agent for such other Pari Passu Debt shall select such Pari Passu Debt to be purchased on a pro rata basis (except that any Notes represented by a note in global form will be selected by such method as DTC or its nominee or successor may require or, where such nominee or successor is the Trustee, a method that most nearly approximate pro rata selection as the Trustee deems fair and appropriate) but with such adjustments as necessary so that no Notes or other Pari Passu Debt is purchased in part in an authorized denomination, based on the amounts tendered or required to be prepaid or redeemed. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. The Company may satisfy the foregoing obligation with respect to any Net Proceeds prior to the expiration of the relevant 365-day period (as such period may be extended in accordance with the Indenture) or with respect to Excess Proceeds of $25 million or less. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

(8) NOTICE OF REDEMPTION. At least 15 days but not more than 60 days before a redemption date, the Company will send electronically, mail or cause to be mailed, by first class mail, or provide in accordance with the procedures of the Depositary, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 8 or 12 thereof. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased. Redemptions may be subject to one or more conditions.

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(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date or tendered and not withdrawn in connection with a Change of Control Offer or Asset Sale Offer.

This Regulation S Temporary Global Note is exchangeable in whole or in part for one or more Global Notes only (i) on or after the termination of the 40-day distribution compliance period (as defined in Regulation S) and (ii) upon presentation of certificates (accompanied by an Opinion of Counsel, if applicable) required by Article 2 of the Indenture. Upon exchange of this Regulation S Temporary Global Note for one or more Global Notes, the Trustee shall cancel this Regulation S Temporary Global Note.

(10) COLLATERAL. Until the occurrence of a Collateral Release Event, the Notes will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the security documents. The Collateral Trustee holds the Collateral in trust for the benefit of the Trustee and the Holders of the Notes pursuant to the security documents. Each Holder, by accepting this Note, consents and agrees to the terms of the security documents (including the provisions providing for the foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Trustee and/or the Collateral Trustee, as applicable, to enter into the security documents, and to perform their respective obligations and exercise their respective rights thereunder in accordance therewith.

(11) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

(12) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes, the Note Guarantees or the security documents may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes, the Note Guarantees or the security documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class. Without the consent of any Holder of Notes, the Indenture, the Notes, the Note Guarantees or the security documents may be amended or supplemented to cure any ambiguity, omission, mistake, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of an Issuer’s or a Guarantor’s obligations to Holders of the Notes in the case of a merger or consolidation or sale of all or substantially all of such Issuer’s or Guarantor’s properties or assets; to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder taken as a whole in any material respect, to secure the Notes or the Note Guarantees pursuant to the requirements of Section 4.13 of the Indenture, to provide for the issuance of Additional Notes

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and related guarantees (and the grant of security for the benefit of the Additional Notes and related guarantees) in accordance with the limitations set forth in the Indenture, to add any additional Guarantor or to evidence the release of any Guarantor from its Note Guarantee, in each case as provided in the Indenture, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, to evidence or provide for the acceptance of appointment under the Indenture of a successor trustee or evidence and provide for a successor or replacement collateral trustee under the security documents, to make, complete or confirm any grant of Collateral permitted or required by the Indenture or any of the security documents or any release of Collateral that becomes effective as set forth in the Indenture or in any of the security documents, to conform the text of the Indenture, the Note Guarantees, the Notes or any security document related to the Notes to any provision of the “Description of Notes” section of the Company’s Offering Circular dated October 10, 2012, relating to the initial offering of the Notes, to add additional secured parties to the extent Liens securing obligations held by such parties are permitted under the Indenture, to mortgage, pledge, hypothecate or grant a security interest for the benefit of the Trustee and the Holders of the Notes as additional security for the payment and performance of the Issuers’ and any Guarantor’s obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee or the Collateral Trustee in accordance with the terms of the Indenture or otherwise, to provide for the succession of any parties to the security documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of any agreement in accordance with the terms of the Indenture and the relevant security document, to add covenants for the benefit of the Holders or surrender any right or power conferred upon either Issuer or any Guarantor, to provide for the assumption by one or more successors of the obligations of any of the Guarantors under the Indenture and the Note Guarantees, to provide for the issuance of Exchange Notes in accordance with the terms of the Indenture, to make any change not adverse to the Holders of Notes in order to facilitate entry into the Credit Agreement, or to comply with the rules of any applicable securities depositary.

(13) DEFAULTS AND REMEDIES. Events of Default include: (i) default for 30 consecutive days in the payment when due of interest on the Notes; (ii) default in payment when due of the principal of, or premium, if any, on the Notes; (iii) failure by the Company to comply with the provisions of Sections 4.11, 4.16 or 5.01 of the Indenture for 30 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding; (iv) failure by the Company for 180 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with the provisions of Sections 4.03 or 4.04 of the Indenture; (v) failure by the Issuers for 60 days after notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of the Notes outstanding to comply with any of their other agreements in the Indenture; (vi) default under certain other agreements relating to Indebtedness of the Company which default is a Payment Default or results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more; (vii) failure by the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary of the Company to pay non-appealable final judgments aggregating in excess of $50.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer), which judgments are not paid, discharged or stayed for a period of 60 days after such judgments have become final and non-appealable; (viii) the occurrence of any of the following prior to the occurrence of the Collateral Release Event: (a) except as permitted by the Indenture or the relevant security

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documents, any security document ceases for any reason to be fully enforceable in any material respect; provided, that it will not be an Event of Default under Section 6.01(a)(8)(a) of the Indenture if the sole result of the failure of one or more security documents to be fully enforceable in any material respect is that any Lien purported to be granted under such security documents on Collateral, individually or in the aggregate, having a fair market value of not more than $60.0 million ceases to be an enforceable and perfected Lien, subject only to Permitted Liens, (b) except as permitted by the Indenture or the relevant security documents, any Lien for the benefit of the Holders of the Notes purported to be granted under any security document on Collateral, individually or in the aggregate, having a fair market value in excess of $60.0 million ceases to be an enforceable and perfected Lien in any material respect, subject only to Permitted Liens, and such condition continues for 60 days after written notice by the Trustee or the Collateral Trustee of failure to comply with such requirement; provided that it will not be an Event of Default under Section 6.01(a)(8)(b) of the Indenture if such condition results from the action or inaction of the Trustee or the Collateral Trustee, or (c) the Company or any Restricted Subsidiary of the Company that is a Significant Subsidiary, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any material obligation of the Company or such Restricted Subsidiary set forth in or arising under any security document for the benefit of the Holders of the Notes; (ix) the occurrence of certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary of the Company; and (x) except as permitted by the Indenture, any Note Guarantee of a Subsidiary Guarantor that is a Significant Subsidiary of the Company is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect in any material respect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee if, in each such case, such Default continues for 20 days after notice of such Default shall have been given to the Trustee. In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if any) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of all the Holders of Notes, rescind an acceleration or waive an existing Default or Event of Default and its respective consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, or premium or interest, if any, on, the Notes (including in connection with an offer to purchase). The Company is required to deliver to the Trustee annually within 90 days after the end of the fiscal year a statement regarding compliance with the Indenture. Within 30 days of any officer of the Company or Finance Corp. becoming aware of any Default or Event of Default, the Issuers are required to deliver to the Trustee a written statement specifying such Default or Event of Default, its status and what actions the Issuers are taking or propose to take in respect thereof, but only to the extent that such Default or Event of Default has not been cured by the end of such 30 day period.

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(14) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(15) NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, partner, employee, incorporator, manager or unitholder or other owner of Capital Stock of the Issuers or any Guarantor or any direct or indirect parent of the Company, as such, will have any liability for any obligations of the Issuers or any Guarantor under the Notes, the Indenture, the Notes Documents or the Note Guarantees, or any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(16) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(17) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(18) ADDITIONAL RIGHTS OF HOLDERS. In addition to the rights provided to Holders of Notes under the Indenture, Holders of this Regulation S Temporary Global Note will have all the rights set forth in the Registration Rights Agreement dated as of October 23, 2012, among the Issuers, the Guarantors and the other parties named on the signature pages thereof and, in the case of Additional Notes, Holders thereof will have the rights set forth in one or more registration rights agreements, if any, among the Issuers, the Guarantors and the other parties thereto, relating to rights given by the Issuers and the Guarantors to the purchasers of any Additional Notes (collectively, the “Registration Rights Agreement”).

(19) CUSIP NUMBERS AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP numbers and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon. The Issuer shall notify the Trustee in writing of any change in such numbers.

(20) GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

CVR Refining, LLC

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479

Attention: General Counsel and Secretary

A2-10

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A2-11

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.11 or 4.16 of the Indenture, check the appropriate box below:

☐ SECTION 4.11                     ☐ SECTION 4.16

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.11 or Section 4.16 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:
Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A2-12

SCHEDULE OF EXCHANGES OF INTERESTS IN THE REGULATION S TEMPORARY GLOBAL NOTE*

The following exchanges of a part of this Regulation S Temporary Global Note for an interest in another Global Note, or exchanges of a part of another Restricted Global Note for an interest in this Regulation S Temporary Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

A2-13

EXHIBIT B

[FORM OF CERTIFICATE OF TRANSFER]

CVR Refining, LLC

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479

Attention: General Counsel and Secretary

Wells Fargo Bank, National Association, as Trustee and Registrar—DAPS Reorg

MAC N9303-121

608 2nd Avenue South

Minneapolis, MN 55479

Telephone No.: (877) 872-4605

Fax No.: (866) 969-1290

Email: DAPSReorg@wellsfargo.com

Re: 6.500% Second Lien Senior Secured Notes due 2022

Reference is hereby made to the Indenture, dated as of October 23, 2012 (the “Indenture”), among CVR Refining, LLC, a Delaware limited liability company (the “Company”), Coffeyville Finance Inc., a Delaware corporation (together with the Company, the “Issuers”), the Guarantors party thereto, Wells Fargo Bank, National Association, as trustee, and Wells Fargo Bank, National Association, the collateral trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                    , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $         in such Note[s] or interests (the “Transfer”), to                      (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Temporary Global Note the Regulation S Permanent Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Permanent Global Note, the Regulation S Temporary Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a beneficial interest in the IAI Global Note or a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐ such Transfer is being effected to the Company or a subsidiary thereof;

or

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d) ☐ such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) if such Transfer is in respect of a principal amount of Notes at the time of transfer of less than $250,000, an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Restricted Definitive Notes and in the Indenture and the Securities Act.

4. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ), or

(iii)	☐ IAI Global Note (CUSIP ); or

(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ), or

(iii)	☐ IAI Global Note (CUSIP ); or

(iv)	☐ Unrestricted Global Note (CUSIP ); or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

[FORM OF CERTIFICATE OF EXCHANGE]

CVR Refining, LLC

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479

Attention: General Counsel and Secretary

Wells Fargo Bank, National Association, as Trustee and Registrar—DAPS Reorg

MAC N9303-121

608 2nd Avenue South

Minneapolis, MN 55479

Telephone No.: (877) 872-4605

Fax No.: (866) 969-1290

Email: DAPSReorg@wellsfargo.com

Re: 6.500% Second Lien Senior Secured Notes due 2022

CUSIP:

Reference is hereby made to the Indenture, dated as of October 23, 2012 (the “Indenture”), among CVR Refining, LLC, a Delaware limited liability company (the “Company”), Coffeyville Finance Inc., a Delaware corporation (together with the Company, the “Issuers”), the Guarantors party thereto, Wells Fargo Bank, National Association, as trustee, and Wells Fargo Bank, National Association, the collateral trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                    , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $        in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note, ☐ IAI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

[FORM OF CERTIFICATE FROM

ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR]

CVR Refining, LLC

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479

Attention: General Counsel and Secretary

Wells Fargo Bank, National Association, as Trustee and Registrar—DAPS Reorg

MAC N9303-121

608 2nd Avenue South

Minneapolis, MN 55479

Telephone No.: (877) 872-4605

Fax No.: (866) 969-1290

Email: DAPSReorg@wellsfargo.com

Re: 6.500% Second Lien Senior Secured Notes due 2022

Reference is hereby made to the Indenture, dated as of October 23, 2012 (the “Indenture”), among CVR Refining, LLC, a Delaware limited liability company (the “Company”), Coffeyville Finance Inc., a Delaware corporation (together with the Company, the “Issuers”), the Guarantors party thereto, Wells Fargo Bank, National Association, as trustee, and Wells Fargo Bank, National Association, the collateral trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $         aggregate principal amount of:

(a) ☐ a beneficial interest in a Global Note, or

(b) ☐ a Definitive Note,

we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of this letter and, if such transfer is in respect of a principal amount of Notes, at the time of transfer of less than $250,000, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person

D-1

purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated:

D-2

EXHIBIT E

[FORM OF NOTATION OF GUARANTEE]

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of October 23, 2012 (the “Indenture”), among CVR Refining, LLC (the “Company”), Coffeyville Finance Inc. (together with the Company, the “Issuers”), the Guarantors party thereto, Wells Fargo Bank, National Association, as trustee (the “Trustee”), and Wells Fargo Bank, National Association, as collateral trustee (the “Collateral Trustee”) (a) the due and punctual payment of the principal of, or premium or interest, if any, on, the Notes, whether at stated maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of, or premium or interest, if any, on, the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Issuers to the Holders or the Trustee or the Collateral Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee and the Collateral Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in Article 11 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[Name of Guarantor(s)]

By:
Name:
Title:

E-1

EXHIBIT F

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of                     , among                      (the “Guaranteeing Subsidiary”), a subsidiary of CVR Refining, LLC (or its permitted successor), a Delaware limited liability company (the “Company”), the Company, Coffeyville Finance Inc., a Delaware corporation (together with the Company, the “Issuers”), the other Guarantors (as defined in the Indenture referred to herein), Wells Fargo Bank, National Association, as collateral trustee, and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of October 23, 2012, providing for the issuance of 6.500% Second Lien Senior Secured Notes due 2022 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 11 thereof.

4. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, partner, employee, incorporator, manager or unitholder or other owner of Capital Stock of the Issuers or any Guarantor or any direct or indirect parent of the Company, as such, will have any liability for any obligations of the Issuers or any Guarantor under the Notes, this Indenture, the Notes Documents or the Note Guarantees, or any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

5. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

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6. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuers.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:                                 ,

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

[CVR REFINING, LLC]

By:
Name:
Title:

[COFFEYVILLE FINANCE INC.]

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

[COLLATERAL TRUSTEE], as Collateral Trustee

By:
Authorized Signatory

[TRUSTEE], as Trustee

By:
Authorized Signatory

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